UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Tanke Biosciences Corp.
(Exact name of registrant as specified in its charter)

Nevada	26-3853855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 North Buffalo Drive. Suite 210 Las Vegas, NV 89128	89128
(Address of principal executive offices)	(Zip Code)

(929-320-5655)

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large, accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Cautionary Statement Concerning Forward-Looking Statements

This registration statement contains forward-looking statements. Statements contained in this registration statement that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspectives of existing trends and information as of the date of this registration statement. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations, and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon several factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 10, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and demand for the Company’s products and services; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of crucial factors that may affect future results is not exhaustive.

Item 1.  Business

Overview

On March 23, 2023, Best Energy Monitoring, LLC, a wholly owned subsidiary of TNBI, acquired the assets related to energy monitoring and the energy monitoring operations from Kalimah Unipessol LDA, a Portuguese Company. The assets acquired are utilized in the monitoring of energy consumption through the use of internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels. The Energy Monitoring Technology and partnership with Best Energy™ allows TNBI the right to offer their technology to provide a solution that is more energy-efficient and more sustainable. The product offerings which we will provide will harness the power of the Internet of Things (IoT), Big Data and Artificial Intelligence(AI). The assets acquired are utilized in the monitoring of energy consumption through the use of internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels. The assets acquired include equipment, computer software and hardware, ongoing contracts, leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials, intellectual property,  domain names and web sites and goodwill, free and clear of all liens, claims and encumbrances. The assets acquired are in Nashville, Tennessee, and Portugal as well as an operational assignment of the Energy Monitoring Agreement in force in Portugal allowing Best Energy Monitoring to install the IOT and to utilize the information obtained from the monitoring in marketing the equipment to potential customers. leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials, intellectual property including those that can be accessed through the BEST portals, the Business name of Kalimah Unipessoal LDA, domain names and web sites.

On January 20, 2021, the Custodian designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and is convertible into thirty million shares of the Company’s common stock. On January 20, 2021, the Custodian granted himself one share of preferred stock, Special 2021 Series A Preferred Stock at par value of $0.001. On October 6, 2021, in a private transaction, the Custodian entered into a Securities Purchase Agreement (the “SPA”) with EROP Enterprises LLC, a company located in Georgia, to sell the 2021 Series A Preferred. Upon closing of the SPA on October 6, 2001, EROP Enterprises LLC acquired 60% voting control of the Company. On January 6, 2022, the District Court of Clark County, Nevada approved the Order of Final Discharge.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000. On July 1, 2022, the Company designated three hundred shares of preferred stock as Special 2021 Series B Preferred Stock at a par value of $0.001. The Series B Preferred has 60% voting rights over all classes of stock and is convertible into fifteen million (15,000,000) common shares.

The addresses of the issuer’s principal executive office:

Tanke Biosciences Corp.

1333 North Buffalo Drive, Suite 210 Las Vegas, NV 89128

The addresses of the issuer’s principal place of business:

2313 Hollyhill Lane

Denton, TX 76205

The address of the Best Energy Management, LLC subsidiary:

c/o Kalimah Holdings

Rúa da Paz 66, S56

4150-461 Porto, Portugal

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History

The issuer was incorporated in the State of Nevada in October 2007 as Greyhound Commissary, Inc. The issuer acquired China Flying Development Limited in February 2011 and amended its Articles of Incorporation to change its name to Tanke Biosciences Corp, in February 2011. On January 20, 2021, the District Court of Clark County, Nevada, case number A20-826434-C, entered an Order Granting Application for Appointment (the “Order”) of SSM Monopoly Corporation as Custodian of the Company. Pursuant to the Order, SSM Monopoly Corporation (the “Custodian”) has the authority to take any actions on behalf of the Company, which are reasonable, prudent or for the benefit of the Company, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering into contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter. On December 7, 2021, the Custodian filed a Supplement to the Motion to discharge Custodianship and enter final order. In this Supplement, the Custodian petitioned the court to (i) approve the acts taken by the Custodian, including the appointment of management, cancellation of 9,011,469 shares and the conducting of a shareholder meeting, (ii) discharge SSM Monopoly as Custodian of the Company and (iii) returning control to the Board of Directors. On January 6, 2022, the District Court of Clark County, Nevada approved the Order of Final Discharge

Business

On March 23, 2023, Best Energy Monitoring, LLC, a wholly owned subsidiary of TNBI, acquired the assets related to energy monitoring and the energy monitoring operations from Kalimah Unipessol LDA, a Portuguese Company. The assets acquired are utilized in the monitoring of energy consumption using internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels. Best Energy Monitoring purchased certain of the assets owned and/or used by Seller in the operation of Seller’s energy monitoring business (the “Business”). The assets acquired include equipment, computer software and hardware, ongoing contracts, leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials, intellectual property, domain names and web sites and goodwill, free and clear of all liens, claims and encumbrances. The assets acquired are in Nashville, Tennessee, and Portugal as well as an operational assignment of the Energy Monitoring Agreement in force in Portugal allowing Best Energy Monitoring to install the IOT and to utilize the information obtained from the monitoring in marketing the equipment to potential customers. A client list and list of potential customers who have already agreed to purchase the equipment including contact information for customers in Kentucky, Honduras, and the United States. A business agreement with subcontractors and electricians in Portugal and Pennsylvania who are BEST approved who have agreed to install the equipment. The “white label rights” that allows TNBI access to all BEST equipment and services and allowing TNBI to rebrand the equipment as “TNBI” equipment with an original cost of $25,000.00. All equipment associated with the monitoring business, ongoing contracts, leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials and intellectual property. In 2022, global technology giant Siemens recently identified Energy Monitoring & Targeting’ as the #1 solution to business energy saving, in their landmark report; ‘Top Ten Energy Saving Options – Technology To Deliver The Fastest Returns’. Every kWh of energy saved is a kWh available for use elsewhere. The effect is the same as producing more energy, but cleaner and more sustainable. Energy efficiency is the number one solution to the Climate Change crisis we all face. This is the cheapest, fastest, and most cost-effective method of reducing energy consumption. Every kWh of energy saved if a kWh available for use elsewhere. The effect is the same as producing more energy, but cleaner and more sustainable.

The Best Energy Solution

Best.Energy is a global leader in the monitoring and analysis of accurate, itemised, real-time energy data. In 2021, Best Energy launched a brand new IoT product suite - Eniscope Air. Consisting of a unique combination of six different devices, Eniscope Air is the culmination of well over a decade in the industry and our R&D department’s greatest achievement. Together, these products form a formidable solution to monitoring energy, saving energy, and delivering a raft of smart building benefits that we can deliver to our clients.

Best Energy Monitoring – A TNBI subsidary

In the first quarter of 2023, Best Energy Monitoring, a TNBI subsidiary, acquired the assets related to energy monitoring and the energy monitoring operations from Kalimah Unipessol LDA, a Portuguese Company. The assets acquired are utilized in the monitoring of energy consumption using internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels. The Energy Monitoring Technology and partnership with Best.Energy™ allows TNBI the right to offer their technology to provide a solution that is more energy-efficient and more sustainable. The product offerings which we will provide will harness the power of the Internet of Things (IoT), Big Data and Artificial Intelligence(AI). The IoT (Internet of Things) market is forecast to grow by 10.5% every year between now and 2025. The assets acquired are utilized in the monitoring of energy consumption using internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels. The assets acquired include equipment, computer software and hardware, ongoing contracts, leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials, intellectual property, domain names and web sites and goodwill, free and clear of all liens, claims and encumbrances. The assets acquired are in Nashville, Tennessee and in Porto, Portugal. In Porto, the Company acquired an operational assignment of the Energy Monitoring Agreement in force in Portugal allowing Best Energy Monitoring to install the IOT and to utilize the information obtained from the monitoring in marketing the equipment to potential customers.

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Product Overview

In 2021, Best Energy launched a brand new IoT product suite – Eniscope Air. The suite consists of a unique combination of six different devices Eniscope Air is the culmination of well over a decade in the industry and our R&D department’s greatest achievement. Current clients of Best Energy include KFC, Shell Oil, Secret Recipe, WATES, 7eleven, IBM, Texaco, and McDonalds.

Eniscope is the beating heart of our IoT system. A hugely powerful energy monitoring device, it is also the central ‘hub’ through which all the other products covered in this document operate. Each Eniscope provides eight, three-phase ‘channels’ of monitoring - meaning that you can track energy use at the building level and the asset level. That is unparalleled convenience and power in one small, easy to install box. The suite of equipment provides us with a solution that will full energy visibility across even large sites for our clients. Together, these products form a formidable solution to monitoring energy, saving energy, and delivering a raft of smart building benefits for our clients.

Air-Conditioning Energy Saving

Maintaining a comfortable ambient room temperature may account for the largest portion of a building’s energy bill. And what is more, it is very often the greatest source of waste and inefficient behavior. Air conditioning units are too often worked harder than the conditions demand, or for far longer periods of time. Optimizing air conditioner use can bring about huge energy saving results. Air Ambient’s solution is simple and two-fold - make sure that when the AirCon is operating it is meeting the real temperature and ensure that when it should not be operating, it is not. Both are achievable because of Ambient’s connection to the IoT network on site. Collaborating with its sister product - Air Sense - and the Eniscope, Ambient directly controls the AirCon units for maximum optimization. Sense feeds in the exact temperature at occupant height, and the Eniscope delivers the schedule and control from the Cloud.

Intelligent Asset Energy Solutions

Fryers, food warmers, drinks machines, ovens. All the machines that make business tick - each one of them uses energy all day, every day. If we can control them, we can reduce the overall consumption.

Air Switch & Air Digital

Through two products, Air Switch and Air Digital, we can provide Cloud- based control for all assets. Switch controls single-phase machines (anything connected to a plug socket) and Digital controls three-phase assets (those connected straight to the mains supply). Each allows for intelligent control of the assets, based on pre-set schedules or on intelligent inputs from Air Sense of other sensors - including temperature, humidity, occupancy, light levels and more. Nobody in the room? The asset, an entertainment unit, turns off. Light levels dipping too low? The asset, perhaps a lighting system, comes on.

♦	Key Features

♦	Asset-Level Energy Monitoring Asset-Level Cloud Control (On / Off)

♦	Simple, Rapid Installation

♦	No Wi-Fi Required

Environmental Sensing & Smart Inputs

A system like Eniscope Air cannot function without the right inputs. That is where Air Sense comes in.

A multi-functional sensing device capable of feeding temperature, humidity, occupancy, and light (lumen) data at five- minute resolution, with capacity for up to four additional input types. It is easily mounted on the wall or ceiling, with a battery variant meaning no mains power is required. The Air Sense product provides data that is invaluable to the energy optimization process. Temperature data helps optimize air conditioning. Occupancy helps optimize asset use. Lumen helps optimize lighting efficiency. In addition, clients value the data in and of itself. To know what the environmental conditions that your staff and your customers are experiencing every day, in real-time, is a powerful thing. All this information is accessible via the Eniscope Analytics dashboard.

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Key Features

♦	Temperature Sensing

♦	Humidity Sensing

♦	Occupancy Sensing

♦	Light Sensing

Refrigeration Energy Saving

The problem with refrigerators has been the same for one hundred years or more - they use air temperature as the signal to control the cycle (i.e., when the fridge starts and stops). But we buy refrigeration units to cool food, not air! A focus on the cooling process can make an enormous difference to the consumption, because air changes temperature much more than food. The air in a unit may have warmed and need cooling, however it might still be at the perfect temperature.

What are CUES?

CUES (Chilled Unit Energy Saver) is an NSF approved tech that changes the way refrigerators work. Using a non-toxic wax in a protective enclosure to mimic food temperature, it sends signals to control the refrigeration cycle in a far more efficient way. Typically, that means the average cycle lasts longer, but is 80% less frequent. With no compromise to food temperature or safety, the savings can be up to 33% in energy savings.

Voltage Optimization

The concept of voltage optimization is simple. There is a difference between the voltage of the electricity supply and the voltage required for the assets (like flyers) to do their jobs.

Any voltage over and above what is needed is wasted. So, if we can step that voltage down before we pay for it, we can save a lot of energy spend. That is where voltage optimization (VO) comes in.

Site-Wide Energy Savings

The beauty of VO is that unlike most products that target a single asset (e.g., air conditioning), the effect of VO is site wide. That has a massive potential impact - up to 18% energy savings overall. It is achieved using a ‘transformer’ (static or electronic) with the ratio of primary to secondary windings set to achieve the desired reduction. VO continues to make a significant impact on energy saving projects the world over.

Issuer’s Facilities

In conjunction with the acquisition, the Company leases office space in Porto, Portugal for $ 1,000 for its energy monitoring business. The Issuer utilizes office space provided by the CEO (Denton, Texas) and the President (Nashville, Tenn.) at no cost.

Capitalization

The Company is currently authorized to issue three hundred million shares of common stock, one share of Series A Preferred  Share and 1,000 shares of Series B Preferred Shares. The following represents the Company’s issued shares as of October 17, 2023:

Common shares: 21,612,614

Series A Preferred Shares—0

Series B Preferred Shares-300

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Item 1A-Risk Factors

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. In determining whether to purchase Tanke’s common stock, an investor should carefully consider all the material risks described below, together with the other information contained in this report. An investor should only purchase Tanke’s securities if he or she can afford to suffer the loss of his or her entire investment.

General Business and Industry Risks

An inability to retain our senior management team would be detrimental to the success of our business.

We rely heavily on our senior management team; our ability to retain them is particularly important to our future success. Given the highly specialized nature of our services (Energy Monitoring ), the senior management team must have a thorough understanding of our product and service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals and external parties. In addition, we rely on our senior management team to generate and market our business successfully in a crowded, complex, and legislatively bound marketplace. Further, our senior management’s personal reputations and relationships with our clients are a critical element in obtaining and maintaining client engagements. We will enter into non-solicitation agreements with our senior management team, and we will also enter into well-scoped non-competition agreements. If one or more members of our senior management team leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in securing and successfully completing engagements and managing our business properly, which could harm our business prospects and results of operations.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our prospects and results of operations.

Our business involves the delivery of energy monitoring software products and professional services and is labor intensive. Our success depends on our general ability to attract, develop, motivate, and retain highly skilled professionals. Further, we must successfully maintain the right mix of professionals with relevant experience and skill sets as we grow, as we expand into new service offerings, and as the market evolves. The loss of a considerable number of our professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or the failure to maintain the right mix of professionals could have a serious negative effect on us, including our ability to manage, staff, and successfully complete our existing engagements and obtain new engagements. Qualified professionals are in great demand, and we face significant competition from both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other energy monitoring and consulting firms as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled people we require to conduct and expand our operations successfully. Increasing competition for these revenue-generating professionals may also significantly increase our labor costs, which could negatively affect our margins and results of operations.

Additional hiring, departures, business acquisitions and dispositions could disrupt our operations, increase our costs, or otherwise harm our business.

Our business strategy is dependent in part upon our ability to grow by hiring individuals or groups of individuals and by acquiring complementary businesses. However, we may be unable to identify, hire, acquire, or successfully integrate new employees and acquired businesses without substantial expense, delay, or other operational or financial obstacles. From time to time, we will evaluate the total mix of products and services we provide, and we may conclude that businesses may not achieve the results we previously expected. Competition for future hiring and acquisition opportunities in our markets could increase the compensation we offer to potential employees or the prices we pay for businesses we wish to acquire. In addition, we may be unable to achieve the financial, operational, and other benefits we anticipate from any hiring or acquisition, as well as any disposition, including those we have completed so far. New acquisitions could also negatively impact existing practices and cause current employees to depart. Hiring additional employees or acquiring businesses could also involve several additional risks, including:

●	the diversion of management’s time, attention, and resources from managing and marketing our Company;

●	the failure to retain key acquired personnel or existing personnel who may view the acquisition unfavorably;

●	the potential loss of clients of acquired businesses;

●	the need to compensate new employees while they wait for their restrictive covenants with other institutions to expire;

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●	the potential need to raise significant amounts of capital to finance a transaction or the potential issuance of equity securities that could be dilutive to our existing shareholders;

●	increased costs to improve, coordinate, or integrate managerial, operational, financial, and administrative systems;

●	the potential assumption of liabilities of an acquired business;

●	the inability to attain the expected synergies with an acquired business;

●	the usage of earn-outs based on the future performance of our business acquisitions may deter the acquired company from fully integrating into our existing business;

●	the perception of inequalities if diverse groups of employees are eligible for different benefits and incentives or are subject to different policies and programs; and

●

difficulties in integrating diverse backgrounds and experiences of consultants, including if we experience a transition period for newly hired consultants that results in a temporary drop in our utilization rates or margins.

Our intangible assets primarily consist of customer relationships, trade names, customer contracts, technology, and software. We evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. No impairment charges for intangible assets were recorded in the year ended December 31, 2022, or the three months ended September 30, 2023. Determining the fair value of a reporting unit requires us to make significant judgments, estimates, and assumptions. While we believe that the estimates and assumptions underlying our valuation methodology are reasonable, these estimates and assumptions could have a significant impact on whether a non-cash goodwill impairment charge is recognized and the magnitude of any such charge. The results of an impairment analysis are as of a point in time. There is no assurance that the actual future earnings or cash flows of our reporting units will be consistent with our projections. We will monitor any changes to our assumptions and will evaluate goodwill as deemed warranted during future periods. Any significant decline in our operations could result in additional non-cash goodwill impairment charges.

Changes in capital markets, legal or regulatory requirements, and general economic or other factors beyond our control could reduce demand for our services, in which case our revenues and profitability could decline.

Several factors outside of our control affect demand for our services. These include:

●	fluctuations in the U.S. and world economies;

●	the U.S. or global financial markets and the availability, costs, and terms of credit;

●	changes in laws and regulations; and

●	other economic factors and general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. or global economy, financial markets, or regulatory and business environment could have on our operations.

Changes in U.S. tax laws could have a material adverse effect on our business, cash flow, results of operations and financial conditions.

We are subject to income and other taxes in the U.S. at the state and federal level. Changes in applicable U.S. state or federal tax laws and regulations, or their interpretation and application, could materially affect our tax expense and profitability. The Company has not filed its federal tax returns for the last 11 years. The Company does not anticipate material adjustments of its tax liabilities when such returns are filed, but there is no guarantee that such filings will not have a material adverse effect.

If we are unable to manage fluctuations in our business successfully, we may not be able to achieve profitability.

To successfully manage growth, we must periodically adjust and strengthen our operating, financial, accounting, and other systems, procedures, and controls, which could increase our costs and may adversely affect our gross profits and our ability to achieve profitability if we do not generate increased revenues to offset the costs. As a public company, our information and control systems must enable us to prepare accurate and timely financial information and other required disclosures. If we discover deficiencies in our existing information and control systems that impede our ability to satisfy our reporting requirements, we must successfully implement improvements to those systems in an efficient and timely manner.

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The nature of our services and the general economic environment make it difficult to predict our future operating results. To achieve profitability, we must:

●	attract, integrate, retain, and motivate highly qualified professionals;

●	achieve and maintain adequate utilization and suitable billing rates for our revenue-generating professionals;

●	expand our existing relationships with our clients and identify new clients in need of our services;

●	successfully resell product/ engagements and secure new client sales/engagements every year;

●	maintain and enhance our brand recognition; and

●	adapt quickly to meet changes in our markets, our business mix, the economic environment, the credit markets, and competitive developments.

Our financial results could suffer if we are unable to achieve or maintain adequate utilization and suitable billing rates for our products and services.

Our profitability depends on the utilization and billing rates of our professionals. Utilization of our professionals is affected by several factors, including:

●	the number and size of client sales/ engagements;

●	the timing of the commencement, completion, and termination of engagements, which in many cases is unpredictable;

●	our ability to transition our consultants efficiently from completed engagements to new engagements;

●	the hiring of additional consultants because there is a transition period for new consultants that results in a temporary drop in our utilization rate;

●	unanticipated changes in the scope of client engagements;

●	our ability to forecast demand for our services and thereby maintain an appropriate level of consultants; and

●	conditions affecting the industries in which we practice as well as general economic conditions.

The billing rates of our consultants that we can charge are also affected by several factors, including:

●	our clients’ perception of our ability to add value through our products/services;

●	the market demand for the products/services we provide;

●	an increase in the number of sales/engagements in the government sector, which are subject to federal contracting regulations;

●	introduction of new product/services by us or our competitors;

●	our competition and the pricing policies of our competitors; and

●	current economic conditions.

If we are unable to achieve and maintain adequate overall utilization as well as maintain or increase the billing rates for our consultants, our financial results could suffer materially. In addition, our consultants may need to perform services at the physical locations of our clients. If there are natural disasters, disruptions to travel and transportation or problems with communications systems, our ability to perform services for, and interact with, our clients at their physical locations may be negatively impacted which could have an adverse effect on our business and results of operations.

It is likely that our quarterly results of operations may fluctuate in the future because of certain factors, some of which may be outside of our control.

A key element of our strategy is to market our products and services directly to certain specific organizations, such as health systems and hospitals, and to increase the number of our products and services utilized by existing clients. The sales cycle for some of our products and services is often lengthy and may involve significant commitment of client personnel. Consequently, the commencement date of a client engagement often cannot be accurately forecasted. Certain of our client contracts contain terms that result in revenue that is deferred and cannot be recognized until the occurrence of certain events. As a result, the period between contract signing and recognition of associated revenue may be lengthy, and we are not able to predict with certainty the period in which revenue will be recognized.

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Certain of our contracts state that some portion or all our fees are at risk if our services do not result in the achievement of certain performance targets. To the extent that any revenue is contingent upon the achievement of a performance target, we only recognize revenue upon client confirmation that the performance targets have been achieved. If a client fails to provide such confirmation in a timely manner, our ability to recognize revenue will be delayed.

Fee discounts, pressure to not increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs, and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on the results of operations.

Other fluctuations in our quarterly results of operations may be due to several other factors, some of which are not within our control, including:

●	the timing and volume of client invoices processed and payments received, which may affect the fees payable to us under certain of our engagements;

●	client decisions regarding renewal or termination of their contracts;

●	the amount and timing of costs related to the development or acquisition of technologies or businesses; and

●	unforeseen legal expenses, including litigation and other settlement gains or losses.

Our business is becoming increasingly dependent on information technology and will require additional investments to grow and meet the demands of our clients.

We depend on the use of sophisticated technologies and systems. Some of the services may become dependent on the use of software applications and systems that we do not own and could become unavailable. Moreover, our technology platforms will require continuing investments by us to expand existing service offerings and develop complementary services. Our future success depends on our ability to adapt our services and infrastructure while continuing to improve the performance, features, and reliability of our services in response to the evolving demands of the marketplace.

Adverse changes to our relationships with key third-party vendors, or in the business of our key third-party vendors, could unfavorably impact our business.

A portion of our services and solutions depend on technology or software provided by third-party vendors. Some of these third-party vendors refer potential clients to us, and others require that we obtain their permission prior to accessing their software.These third-party vendors could terminate their relationship with us without cause and with little or no notice, which could limit our service offerings and harm our financial condition and operating results. In addition, if a third-party vendor’s business changes or is reduced, that could adversely affect our business. Moreover, if third-party technology or software that is important to our business does not continue to be available or utilized within the marketplace, or if the services that we provide to clients are no longer relevant in the marketplace, our business may be unfavorably impacted.

We could experience system failures, service interruptions, or security breaches that could negatively impact our business.

Our organization is comprised of employees who work on matters throughout the United States. We may be subject to disruption to our operating systems from technology events that are beyond our control, including the possibility of failures at third-party data centers, disruptions to the Internet, natural disasters, power losses, and malicious attacks. In addition, despite the implementation of security measures, our infrastructure and operating systems, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, or other attacks by third parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. While we have taken and are taking reasonable steps to prevent and mitigate the damage of such events, including implementation of system security measures, information backup, and disaster recovery processes, those steps may not be effective and there can be no assurance that any such steps can be effective against all risks. We will need to continue to invest in technology to achieve redundancies necessary to prevent service interruptions. Access to our systems because of a security breach, the failure of our systems, or the loss of data could result in legal claims or proceedings, liability, or regulatory penalties and disrupt operations, which could adversely affect our business and financial results.

Our reputation could be damaged, and we could incur additional liabilities if we fail to protect client and employee data of our own accord or if our information systems are breached.

We rely on information technology systems to process, transmit, and store electronic information and to communicate among our locations and with our clients, partners, and employees. The breadth and complexity of this infrastructure increases the potential risk of security breaches which could lead to potential unauthorized disclosure of confidential information.

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In providing services to clients, we may manage, utilize, and store sensitive or confidential client or employee data, including personal data and protected health information. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the U.S. federal and state laws governing the protection of health or other personally identifiable information, including the Health Insurance Portability and Accountability Act (HIPAA). In addition, many states, and U.S. federal governmental authorities have adopted, proposed, or are considering adopting or proposing, additional data security and/or data privacy statutes or regulations. Continued governmental focus on data security and privacy may lead to additional legislative and regulatory action, which could increase the complexity of doing business. The increased emphasis on information security and the requirements to comply with applicable U.S. data security and privacy laws and regulations may increase our costs of doing business and negatively impact our results of operations.

These laws and regulations are increasing in complexity and number. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution.

In addition, unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, employee negligence, fraud, or misappropriation, could damage our reputation and cause us to lose clients and their related revenue in the future.

Changes in capital markets, legal or regulatory requirements, general economic conditions and monetary or geo-political disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline.

Several factors outside of our control could affect demand for our practices and our services. These include:

●	fluctuations in the U.S. economy, including economic recessions and the strength and rate of any general economic recoveries;

●	the U.S. financial markets and the availability, costs and terms of credit and credit modifications;

●	business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;

●	new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations;

●	other economic, geographic, or political factors; and

●	general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. economy will have on our business. Fluctuations, changes, and disruptions in finance, credit, mergers and acquisitions and other markets, political instability and general business factors could impact various operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses; new, repeals of or changes to laws and regulations, including changes to the bankruptcy and competition laws of the U.S.; tort reform; banking reform; a decline in the implementation or adoption of new laws of regulation, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on our business.

Our revenues, operating income and cash flows are likely to fluctuate.

We expect to experience fluctuations in our revenues and cost structure and the resulting operating income and cash flows. We may experience fluctuations in our annual and quarterly financial results, including revenues, operating income and earnings per share, for reasons that include (i) the types and complexity, number, size, timing and duration of client engagements; (ii) the timing of revenue recognition under accounting principles generally accepted in the United States of America (“U.S. GAAP”); (iii) the utilization of revenue-generating professionals, including the ability to adjust staffing levels up or down to accommodate our business and prospects; (iv) the time it takes before a new hire becomes profitable; (v) the geographic locations of our clients or the locations where services are rendered; (vi) billing rates and fee arrangements, including the opportunity and ability to successfully reach milestones and complete projects, and collect for them; (vii) the length of billing and collection cycles and changes in amounts that may become uncollectible; (viii) changes in the frequency and complexity of government regulatory and enforcement activities; and (ix) economic factors beyond our control.

 We may also experience fluctuations in our operating income and related cash flows because of increases in employee compensation, including changes to our incentive compensation structure and the timing of incentive payments. Also, the timing of investments or acquisitions and the cost of integrating them may cause fluctuations in our financial results, including operating income and cash flows. This volatility may make it difficult to forecast our future results with precision and to assess accurately whether increases or decreases in any one or more quarters are likely to cause annual results to exceed or fall short of expectations.

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If we do not effectively manage the utilization of our professionals or billable rates, our financial results could decline.

Our failure to manage the utilization of our professionals who bill on an hourly basis, or maintain or increase the hourly rates we charge our clients for our services, could result in adverse consequences, such as non- or lower-revenue-generating professionals, increased employee turnover, fixed compensation expenses in periods of declining revenues, the inability to appropriately staff engagements (including adding or reducing staff during periods of increased or decreased demand for our services), or special charges associated with reductions in staff or operations. Reductions in the workforce or increases in billable rates will not necessarily lead to savings. In such events, our financial results may decline or be adversely impacted. Several factors affect the utilization of our professionals. Some of these factors we cannot predict with certainty, including general economic and financial market conditions; the complexity, number, type, size, and timing of client engagements; the level of demand for our services; appropriate professional staffing levels, considering changing client demands and market conditions; and competition and acquisitions. In addition, any expansion into or within locations where we are not well known or where demand for our services is not well developed could also contribute to low or lower utilization rates.

Tanke may enter engagements which involve non-time and material arrangements, such as fixed fees and time and materials with caps. Failure to effectively manage professional hours and other aspects of alternative fee engagements may result in the costs of providing such services exceeding the fees collected by Tanke. Failure to successfully complete or reach milestones with respect to contingent fee or success fee assignments may also lead to lower revenues or the costs of providing services under those types of arrangements may exceed the fees collected by Tanke.

We may receive requests to discount our fees or to negotiate lower rates for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We will consider these requests on a case-by-case basis. In addition, our clients and prospective clients may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs, and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on the results of operations. There is no assurance that significant client engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues or be as profitable as past engagements.

Our Company faces certain risks, including (i) industry consolidation and a heightened competitive environment, (ii) downward pricing pressure, (iii) technology changes and obsolescence, (iv) failure to protect client information against cyber-attacks and (v) failure to protect IP, which individually or together could cause the financial results and prospects of the Company to decline.

Our Company is facing significant competition from other consulting and/or software providers. There continues to be significant consolidation of companies providing products and services like those offered by our Company, which may provide competitors access with greater financial and other resources than those of Tanke. This industry is subject to significant and rapid innovation. Larger competitors may be able to invest more in research and development, react more quickly to new regulatory or legal requirements and other changes, or innovate more quickly and efficiently.

The software and products of our Company are subject to rapid technological innovation. There is no assurance that we will successfully develop new versions of our software or other products. Our software may not keep pace with necessary changes and innovation. There is no assurance that new, innovative, or improved software or products will be developed, compete effectively with the software and technology developed and offered by competitors, be price competitive with other companies providing similar software or products, or be accepted by our clients or the marketplace. If Tanke is unable to develop and offer competitive software and products or is otherwise unable to capitalize on market opportunities, the impact could adversely affect our operating margins and financial results.

Our reputation for providing secure information storage and maintaining the confidentiality of proprietary, confidential and trade secret information is critical to the success of our Company, which hosts client information as a service. We may face cyber-based attacks and attempts by hackers and similar unauthorized users to gain access to or corrupt our information technology systems. Such attacks could disrupt our business operations, cause us to incur unanticipated losses or expenses, and result in unauthorized disclosures of confidential or proprietary information. Although we seek to prevent, detect, and investigate these network security incidents, and have taken steps to mitigate the likelihood of network security breaches, there can be no assurance that attacks by unauthorized users will not be attempted in the future or that our security measures will be effective.

We rely on a combination of copyrights, trademarks, trade secrets, confidentiality, and other contractual provisions to protect our assets. Our software and related documentation will be protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some foreign jurisdictions provide less protection for our proprietary rights than the laws of the U.S. Unauthorized use and misuse of our IP by employees or third parties could have a material adverse effect on our business, financial condition and results of operations. The available legal remedies for unauthorized or misuse of our IP may not adequately compensate us for the damages caused by unauthorized use.

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If we (i) fail to compete effectively, including by offering our software and services at a competitive price, (ii) are unable to keep pace with industry innovation and user requirements, (iii) are unable to replace clients or revenues as engagements end or are canceled or the scope of engagements are curtailed, or (iv) are unable to protect our clients’ or our own IP and proprietary information, the financial results of Tanke would be adversely affected. There is no assurance that we can replace clients or the revenues from engagements, eliminate the costs associated with those engagements, find other engagements to utilize our professionals, develop competitive products or services that will be accepted or preferred by users, offer our products and services at competitive prices, or continue to maintain the confidentiality of our IP and the information of our clients.

We may not manage our growth effectively, and our profitability may suffer.

Periods of expansion may strain our management team, or human resources and information systems. To manage growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train, and manage a larger professional staff. If we fail to add or retain qualified managers, employees and contractors when needed, estimate costs, or manage our growth effectively, our business, financial results and financial condition may suffer.

We cannot be assured that we can successfully manage growth through acquisitions and the integration of the companies and assets we acquire or that they will result in the financial, operational, and other benefits that we anticipate. Some acquisitions may not be immediately accretive to earnings, and some expansion may result in significant expenditures.

In periods of declining growth, underutilized employees and contractors may result in expenses and costs being a greater percentage of revenues. In such situations, we will have to weigh the benefits of decreasing our workforce or limiting our service offerings and saving costs against the detriment that Tanke could experience from losing valued professionals and their industry expertise and clients.

Our business, financial condition, results of operations and growth could be harmed by the effects of the COVID-19 pandemic.

We are subject to risks related to the public health crises such as the global pandemic associated with the coronavirus (COVID-19). In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease COVID-19, has spread to most countries, and all fifty states within the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response, and under the Defense Production Act, the legislation that facilitates the production of goods and services necessary for national security and for other purposes. Numerous governmental jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Most states and the federal government have declared a state of emergency related to the spread of COVID-19. Such orders or restrictions, and the perception that such orders or restrictions could occur, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our customers, employees, and offices, among others. We may experience further limitations on employee resources in the future, because of sickness of employees or their families.

Healthcare organizations around the world, including our health care provider customers, have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of staff and resources from ordinary functions to the treatment of COVID-19, supply, resource, and capital shortages and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of COVID-19. These measures and challenges will continue for the duration of the pandemic, which is uncertain, and will disproportionately harm the results of operations, liquidity and financial condition of these health care organizations and our health care provider customers. As a result, our health care provider customers may seek contractual accommodations from us in the future. To the extent such health care provider customers experience challenges and difficulties, it will adversely affect our business operation and results of operations. Further, a recession or prolonged economic contraction because of the COVID-19 pandemic could also harm the business and results of operations of our customers, resulting in potential business closures, layoffs of employees and a significant increase in unemployment in the United States which may continue even after the pandemic. The occurrence of any such event may lead to reduced income for customers and reduced size of workforces, which could reduce our revenue and harm our business, financial condition, and results of operations.

The widespread COVID-19 pandemic has resulted in, and may continue to result in, significant volatility and uncertainty in U.S. financial markets, which may reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Further, given the dislocation and government-imposed travel related limitations because of the COVID-19 pandemic, our ability to complete acquisitions in the near-term may be delayed. Future acquisitions may be subject to difficulties in evaluating potential acquisition targets because of the inability to accurately predict the duration or long-term economic and business consequences resulting from the COVID-19 pandemic.

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The global outbreak of COVID-19 continues to rapidly evolve. We have taken steps intended to mitigate the effects of the pandemic and to protect our workforce. Although we believe we have taken the appropriate actions, we cannot guarantee that these measures will mitigate all or any negative effects of the pandemic. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We cannot at this time precisely predict what effects the COVID-19 outbreak will have on our business, results of operations and financial condition, including the uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the pandemic, the availability of vaccinations, and the governmental responses to the pandemic. However, we will continue to monitor the COVID-19 situation closely and are committed to continuing to make appropriate changes as and when needed.

We may not secure the capital required to develop our business.

Our business is dependent on securing additional capital. If we fail to secure the required capital our business will fail.

Going Concern Risk Factor

Although our financial statements have been prepared on a going concern basis, we have accumulated significant losses and have negative cash flows from operations that could adversely affect our ability to secure additional capital to fund our operations or limit our ability to react to changes in the economy or our industry. These additional risks or uncertainties not presently known to us, or that we currently deem immaterial, raise substantial doubt about our ability to continue as a going concern.

Under Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) Accounting Standards Codification (“ASC 205-40”), Tanke has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed Tanke’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. Tanke has accumulated significant losses and has negative cash flows from operations and, on September 30, 2023, had a working capital deficit and accumulated deficit of $3.1 million and $18.3 million, respectively. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about Tanke’s ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about Tanke’s ability to continue as a going concern are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Tanke has incurred substantial costs in connection with the acquisition of the Group which may include accounting, tax, legal and other professional services costs, recruiting, and relocation costs associated with hiring key senior management personnel who are new to Tanke, tax costs and costs to separate information systems, among other costs. The cost of performing such functions is anticipated to be higher than the amounts reflected in Tanke’s historical financial statements, which would cause its future losses to increase. Accordingly, Tanke will continue to focus on increasing revenues.

There can be no assurance that Tanke will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The ability of Tanke to continue as a going concern is dependent upon its ability to significantly increase its revenues and eventually achieve profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if Tanke is unable to continue as a going concern.

Risks Related to Our Common Stock

Our stock is considered a “penny stock,” and is therefore considered risky.

OTC Pink Sheet stocks, and especially those being offered for less than $5.00 per share, are often known as “penny stocks” and are subject to regulations which mandate the dispersion of certain disclosures to potential investors prior to any investor’s purchase of any penny stocks. Penny stocks are low-priced securities with low trading volume. Consequently, the price of the stock is often volatile, and investors may be unable to buy or sell the stock when you desire. The SEC extensively monitors “penny stocks,” and such regulations are enumerated in Exchange Act Section 15(h) and Exchange Act Rules 3a51-1 and 15g-1 through 15g-100. With certain exceptions, brokers selling our stock must adhere to the SEC’s “penny stock” regulations, which requirements include, but are not limited to, the following:

●	Brokers must provide you with a risk disclosure document relating to the penny stock market.

●	Brokers must disclose price quotations and other information relating to the penny stock market.

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●	Brokers must disclose any compensation they receive from the sale of our stock.

●	Brokers must provide a disclosure of any compensation paid to any associated persons in connection with transactions relating to our stock.

●	Brokers must provide you with quarterly account statements.

●	Brokers may not sell any of our stock that is held in escrow or trust accounts.

●	Prior to selling our stock, brokers must approve your account for buying and selling penny stocks.

●	Brokers must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These additional sales practices and the disclosure requirements could impede the sale of our securities. In addition, the liquidity of our securities may be adversely affected, with related adverse effects on the price of our securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend their customers buy our common stock, which may have the effect of reducing the trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock, thereby potentially reducing the liquidity of our common stock.

We have no plans to pay dividends on our Common Stock.

We have not previously paid any cash dividends, nor have we decided to pay dividends on any share of preferred stock or shares of Common Stock. There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance that the Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Tanke has authorized three hundred million shares of $0.001 par value Common Stock of which 21,112,614 were issued and outstanding as of each of October 18, 2023. These shares have one vote per share. The issuance of any such shares may result in a reduction in the market price of our outstanding shares of our common stock.

Our common stock is subject to conversion of other securities into common stock.

The Company has outstanding convertible preferred stock. Conversions of the convertible preferred stock could result in substantial dilution of our common stock and a decline in its market price. Our Board of Directors, upon the approval of the shareholders, may seek to change the number of authorized shares in the future, may seek to adjust the number of shares issued, and may choose to issue shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership of current shareholders.

Voting power is highly concentrated in holders of our Series B Preferred Stock.

Tanke has authorized three hundred shares of $0.001 par value Special 2021 Series B Preferred Stock of which one was issued and outstanding as of February 7, 2024. The Series B Preferred Stock shall have the number of votes, in the aggregate, equal to 60% of all votes of all classes of shares entitled to be voted at any stockholder meeting or action by written consent. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share. Such concentrated control of Tanke may adversely affect the price of our common stock  A stockholder that acquires common stock will not have an effective voice in the management of Tanke.

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We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our Common Stock less attractive or our Company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

The requirements of being a reporting public company may strain our resources, divert management’s attention, and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a “smaller reporting company,” we receive certain reporting exemptions under the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure creates uncertainty for public companies, increases legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures, and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us, and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors and could also make it more difficult to attract qualified executive officers.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced and may experience significant price and trading volume fluctuations, and the market prices of companies quoted on the Pink Tier of the OTC Marketplace, which is where our stock is currently quoted, have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors both in and outside of our control, and include but are not limited to the following:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our common stock.

Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Volatility in the price of our common stock may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

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Our common stock may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. The trading volume of our common stock may be sporadically or “thinly traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at certain given time may be small or non-existent.

This situation is attributable to several factors, including the fact that we are a small company which is unknown to stock analysts, stockbrokers, institutional investors, and others in the investment community who generate or influence sales volume. Even if we came to the attention of such people, those persons may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

 The market price for our common stock may become volatile given our status as a small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include but are not limited to: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be able to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

General Risk Statement

Based on all the foregoing, we believe it is possible for future revenue, expenses, and operating results to vary significantly from quarter to quarter and year to year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, we believe that it is possible that in any given quarter or fiscal year our operating results could differ from the expectations of public market analysts or investors. In such an event or in the event that adverse conditions prevail, or are perceived to prevail, with respect to our business or generally, the market price of our Common Stock would likely decline.

ITEM 2-Financial

The information required by this item is contained under the sections of the information statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1.That section is incorporated herein by reference.

ITEM 3-Properties

Tanke does not own any property, and in conjunction with the recent acquisition, the Company leases office space in Porto, Portugal for $ 1,000 for its energy monitoring division.  The Issuer utilizes office space provided by the CEO (Denton, Texas) and the President (Nashville, Tenn.) at no cost.

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ITEM 4- Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of February 7, 2024, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

●	Each of our executive officers;

●	Each of our directors; and

●	All our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including convertible securities, warrants and options that are convertible or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares shown that they beneficially own, subject to community property laws where applicable. The address for each of our executive officers and directors is c/o Tanke Bioscience Corp., 1333 North Buffalo Drive, Suite 210, Las Vegas, NV 89128.

Title of Class	Name of Beneficial Owner	No. of Shares of Class Owned	Percentage of Ownership (1)	Total Percentage of Voting Power (2)
Series B Preferred Stock	Aquamen LLC (3)(5)	79	26%	26.96%

Series B Preferred Stock	Brand Craft Holdings LLC(3)(6)	221	74%	65.75%

Common Stock	Stephen Mills	1,000,000	4.7%	2.84%%

	All Directors and Executive Officers as a Group(2 persons)	1,000,000	-	2.84%

	Brand Craft Holding LLC	4,550,000	21.55%%	65.75%%

	Aquamen, LLC	2,400,000	11.36%	26.96%

(1) Based on 21,112,614 shares of Common Stock issued and outstanding as of February 7, 2024, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the SEC. Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities or exercise of warrants, and such shares are deemed outstanding for computing the percentage of the person holding such options, securities or warrants, but are not deemed outstanding for computing the percentage of any other person. This table assumes the Company has sufficient authorized shares of Common Stock available to permit the conversion of all outstanding convertible securities and the exercise of all outstanding warrants and options.

(2) The Company has two classes of voting securities, the Common Stock, and the Special 2021 Series B Preferred Stock. Each share of Common Stock has one vote. So long as one share of Special 2021 Series B Preferred Stock is outstanding, the Series B Preferred Stock has the number of votes, in the aggregate, equal to 60% of all votes of all classes of shares entitled to be voted at any stockholder meeting or action by written consent.

(3) On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock. On January 5, 2024, EROP Enterprises sold the Series B Preferred.

(4) On January 5, 2024, EROP Enterprises, LLC (the "Seller:), sold a total of 12,900,000 shares of TNBI’s common stock and 300 Shares of Series B Preferred for a total purchase price of Three Hundred Fifty Five Thousand Dollars ($355,000). There were two purchasers of over 10% of the issued and outstanding shares of TNBI’s capital stock following these sales, Brand Craft Holdings, LLC which owns 21.55% of the issued and outstanding shares of TNBI’s common stock and 74% of the preferred stock and Aquamen, LLC which owns 11.36% of the issued and outstanding shares of TNBI's common stock and 26% of the issued and outstanding shares of preferred stock.

(5) Aquamen, LLC is managed by Joe Stevens who has sole voting and dispositive power over the shares. The address of Aquamen is 321 West 29th, Suite 6C, New York, NY 10001.

(6) Brand Craft Holdings, LLC is managed by Tom Stein who has sole voting and dispositive power over the shares. The address of Brand Craft Holdings is 3120 E. Latitude Circle #309, Delray Beach, FL 33483.

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Change-in-Control

As a result of the recent stock sales, we anticipate a management change in the near future.

ITEM 5. Directors and Executive Officers

Directors and Executive Officers

The following table sets forth the names and ages of our initial directors and executive officers who currently serve on the Board of Directors for Tanke. Directors will be elected annually.

Name	Age	Position
Stephen Mills	53	Director, President
Caren Currier	45	Director, CEO
Tom Stein	44	Director, COO
Hortencia Torres	61	Director

There are no agreements with respect to electing directors. Each director shall serve until his successor is elected at our Annual Meeting of Shareholders and is qualified, subject to removal by Tanke’s shareholders. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. Tanke does not have any standing board committees currently, and due to its small size does not believe that committees are necessary currently. As of the date of this filing our two directors fulfill the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Tom Stein Chief Operating Officer.  Tom Stein brings over two decades of experience in advisor and executive roles at both large and small public and private CPG companies such as Diageo, Edrington, and Bhang, and cutting edge technology companies with YadaMedia, MRM Technology, and Plaier AI. Mr. Stein specializes in operating both business to business and direct to consumer companies and has led dynamic turnarounds into hyper growth organizations and has a proven track record across multiple industries.

Tom has operated business in regulated industries such as adult beverage (Diageo, MillerCoors, Edrington) and THC/CBD (Bhang), covering private and public companies in those fields.  At Edrington, he took control of a troubled business unit and generated $24M over the next two years. Mr. Stein has also operated in MediaTech (YadaMedia), Deep Data Science AI (Plaier) and SaaS Technology Marketing (MRM Technology)  technology industries where he built a national distribution platform for new to world for business to business to consumer marketing technology.

Through these experiences, Tom plans to combine his technology and CPG expertise to leverage advanced data analytics, machine learning, and AI-driven insights to create and deliver products that resonate deeply with modern consumers. This approach to product development will allow his team to respond swiftly to market trends and consumer preferences.

Caren Currier – CEO and Director.  Ms. Currier has over 25 years of experience in accounting. Ms. Currier started her professional career helping her father with his construction company. While attending college, Ms. Currier was invited to intern with a CPA firm that had a number of construction firms as clients. This experience resulted in Caren's pursuit of a career in cost accounting.  With this cost accounting experience, it landed Ms. Currier a job with a publicly traded company that was in need of bringing their financial information current.  As a result, Ms. Currier has become well versed in the OTC disclosures and financial reporting and has brought in excess of 40 OTC pink companies current.

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Stephen Mills, Esq.  – Director and President.  Mr. Stephen Mills has 25 years’ experience as a practicing attorney representing companies in every stage of development.  He has a bachelor’s degree in business administration, a Master of Public Administration degree, and a Juris Doctorate from the University of Memphis.  In addition to serving as an attorney, he has served in various financial positions for companies such as Ford Credit and for the City of Nashville, Tennessee.

Hortencia Torres, Esq. – Director.  Ms. Torres is a seasoned tax attorney with over 30 years of expertise, is the Managing Partner at Global Group—a conglomerate consisting of Global Tax, Global Law & Associates, and Global Advisory Partners. Specializing in providing comprehensive legal representation for IRS matters, Ms. Torres has successfully guided over 11,000 clients globally through diverse tax issues. Her multifaceted proficiency spans profit and loss management, product distribution, acquisitions, strategic planning, and academic curriculum development.

Item 6- Executive Compensation

Stephen Mills receives $1,500.00 per month in compensation for both 2022($18,000.00) and 2023($15,000.00).  He received 300,000 restricted shares of common stock in December 2021 and 700,000 shares of restricted common stock in December 2022.

Caren Currier receives $1,000.00 per month in compensation.  She received $10,000.00 in total in 2023.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Neither Stephen Mills nor Caren Currier are owed any funds by Tanke currently and have no plans to loan any funds to the Company.

Item 8. Legal Proceedings.

From time to time, Tanke may be involved in a variety of claims, lawsuits, investigations, and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. Tanke operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on Tanke’s consolidated financial position or results of operations. However, currently, there are no pending legal proceedings and Management is unaware of any pending or potential legal claim.

Item 9. Market Price of and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Common Stock is not listed on any securities exchange and is quoted on the OTC Pink Market under the symbol “TNBI.” Because our Common Stock is not listed on a securities exchange and its quotation on the OTC Pink are limited and sporadic, there is currently no established public trading market for our Common Stock.

The following table sets forth the high and low closing prices per share of our common stock as reported for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown on commissions and may not represent actual transactions. On October 3, 2023, the closing price of our common stock on OTC Pink was $.10 per share.

Quarter Ended	High	Low
March 31, 2021	$0.06	$0.06
June 30,2021	$1.34	$1.13
September 30, 2021	$1.35	$1.14
December 31, 2021	$1.22	$1.22
March 31, 2022	$0.88	$0.88
June 30, 2022	$0.40	$0.40
September 30, 2022	$0.23	$0.23
December 31, 2022	$0.10	$0.10
March 31, 2023	$0.15	$0.15
June 30, 2023	$0.06	$0.06
September 30, 2023	$0.10	$0.10
December 31, 2023	$0.24	$0.05

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Record Holders

There were 175 holders of record as of February 7, 2024. In many instances, a registered shareholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

The transfer agent for our Common Stock is Pacific Stock Transfer Co., 6725 Via Austi Parkway Suite 300, Las Vegas, NV 89119. Their telephone number is (702) 361-3033.

Dividend Policy

We have never paid cash dividends on our Common Stock and have no plans to do so soon. Our future dividend policy will be determined by our Board of Directors and will depend on several factors, including our financial condition and performance, our cash needs, income tax consequences and any restrictions that applicable laws, our preferred stock and any future credit or other agreements may then impose.

Dividends on our Special 2021 Series B Preferred Stock and Special 2021 Series A Preferred Stock are only payable when and if declared by our Board of Directors.

Penny Stock

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted  by the SEC. Penny stocks are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current  price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our Common Stock has become subject to the penny stock rules, investors may find it more difficult to sell their shares.

Equity Compensation Plans

The Company currently has no compensation plans under which the Company’s equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

On December 1, 2021, the Company issued 300,000 shares of restricted common stock to Stephen Mills for his services. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On December 20, 2021, the Company issued 300,000 shares of restricted common stock to Lisa Mannion for consulting services. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

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On July 1, 2022, the Company issued thirty million shares of restricted common stock to EROP Enterprises LLC for the conversion of the Special 2021 Series A Preferred stock of which 15,000,000 shares were cancelled by EROP Enterprises LLC.  As part of the consideration for the cancellation of the 15,000,000 shares by EROP Enterprises LLC, three hundred shares of Special 2021 Series B Preferred stock were issued to EROP Enterprises LLC. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On December 31, 2022, the Company issued 700,000 shares of restricted common stock to Stephen Mills for his services. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On March 24, 2023, the Company issued 500,000 shares of restricted common stock to Kalimah Unipessol LDA as consideration for the purchase of Best Energy Monitoring LLC. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Through a series of Stock Purchase Agreements (the“Purchase Agreements''), EROP Enterprises, LLC (the "Seller:), the majority shareholder of registrant, Tanke Biosciences Corp, (“TNBI”), sold a total of 12,900,000 shares of TNBI’s common stock and 300 Shares of Series B Preferred for  a total purchase price of Three Hundred Fifty Five Thousand Dollars ($355,000).   There were two purchasers of over 10% of the issued and outstanding shares of TNBI’s capital stock following these sales, Brand Craft Holdings, LCC which owns 21.55% of the issued and outstanding shares of  TNBI’s common stock and 74% of the outstanding shares of preferred stock.  The other 10% holder is Aquamen, LLC which owns 11.36% of the issued and outstanding shares of TNBI's common stock and 26% of the issued and outstanding shares of preferred stock.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the material terms of Tanke’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Tanke’s articles of incorporation or bylaws, which you must read for complete information about Tanke’s capital stock. The articles of incorporation and bylaws are included as exhibits to Tanke’s registration statement on Form 10. The summaries and descriptions below do not purport to be complete statements of the Nevada Revised Statutes.

Authorized and Outstanding Capital Stock

Common Stock

Tanke has authorized three hundred million shares of $0.001 par value Common Stock of which 21,612,614 were issued and outstanding as of each of February 7, 2024. These shares have one vote per share.

Preferred Stock

Special 2021 Series A Preferred

Tanke has authorized one share of $0.001 par value Special 2021 Series A Preferred Stock of which zero was issued and outstanding as of February 7, 2024.

Special 2021 Series B Preferred

Tanke has authorized 1,000 shares of $0.001 par value Special 2021 Series B Preferred Stock of which three hundred were issued and outstanding as of February 7, 2024.  These shares have super voting rights of 60% over all classes of stock and are convertible into 15,000,000 common stock.

The following table represents the Company’s issued shares on January 10, 2023:

Common Shares	21,612,614
Special 2021 Series A Preference Shares	0
Special 2021 Series B Preference Shares	300

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Anti-takeover Provisions in Tanke/s Articles of Incorporation and Bylaws

Authorized but Unissued Preferred Stock

At the time of filing there is no existing obligation that involves the issuance of preferred stock or common stock (except upon conversion of outstanding shares of preferred stock).

Amending the Bylaws

Our articles of incorporation authorize the Board to make, alter, amend, or repeal our bylaws, subject to the power of the holders of stock having voting power to make, alter, amend, or repeal the bylaws made by the Board.

Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called at any time only by (i) the holders of 10% of the voting shares of the Company, (ii) by the President or (iii) by the Board of Directors or a majority thereof. No business may be transacted at any special meeting except as specified in the notice thereof.

Filling Vacancies

Our bylaws stipulate that any vacancy on the Board of Directors, including vacancies created from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpected term. The Board of Directors has the full power to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

Board Action Without Meeting

Our bylaws provide that the Board may act without a meeting if all the members of the Board consent to the action in writing. Board action through consent allows the Board to make swift decisions, including if a hostile takeover threatens current management.

Voting

Our shares of Special 2021 Series B Preferred Stock have majority voting rights which means they represent 60% of the voting rights of all classes of shares combined. As the owners of the Special 2021 Series B Preferred Stock, Brand Craft Holdings, LLC and Aquamen, LLC will be able to exercise control over all matters submitted for stockholder approval.

Authorized but Unissued Shares

Tanke/s authorized but unissued shares of common stock and preferred stock will be available for future issuance. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Tanke by means of a proxy contest, tender offer, merger or otherwise.

Listing

Tanke’s common stock is quoted on the OTC Pink under the symbol TNBI.

Item 12. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

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Nevada Revised Statutes Section 78.7502 provides that:

(1)

A corporation may indemnify under this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

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(2)

A corporation may indemnify under this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor  by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture,  trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably  incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought, or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)

Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee, or agent of a corporation is proper in the circumstances. The determination must be made by: (a) the stockholders; (b) the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) by independent legal counsel in a written opinion, if (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Nevada Revised Statutes Section 78.751 provides that:

(1)

A corporation shall indemnify any person who is a director, officer, employee, or agent to the extent that the person is successful on the merits or otherwise in defense of: (a) any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or (b) any claim, issue or matter therein, against expenses, actually and incurred by the person in connection with defending the action, including,  without limitation, attorney’s fees.

(2)

Unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)

The indemnification pursuant to this section and NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or knowing violation was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such person.

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(4)

Unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

(5)

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Tanke, or for serving at the request of Tanke as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that Tanke must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Tanke’s bylaws expressly authorize Tanke to carry insurance to protect Tanke’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether Tanke would have the power to indemnify such person.

The limitation of liability and indemnification provisions in Tanke’s articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Tanke’s directors and officers, even though such an action, if successful, might otherwise benefit Tanke and its shareholders. However, these provisions do not limit or eliminate Tanke’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Tanke pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Tanke directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, may require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Item 13. Financial Statements and Supplementary Data.

See historical financials on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section of the registration statement entitled “Index to Financial Statements” (and the financial statements and related noted referenced therein). That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

3.1(i)	Articles of Incorporation, as amended, of Tanke, Inc.

3.1(ii)	Bylaws of Tanke, Inc.

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Where You Can Find More Information

For further information with respect to Tanke and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this registration statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this registration statement is not incorporated by reference in this registration statement.

Tanke intends that it will be subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Tanke intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this registration statement or to which this registration statement has referred you. Tanke has not authorized any person to provide you with different information or to make any representation not contained in this registration statement.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TANKE BIOSCIENCES CORP.

By:	/s/ Caren Currier
Name:	Caren Currier

Title:	CEO

Date: 2-07-24

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TANKE BISOSCIENCES CORP.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Tanke Biosciences Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tanke Biosciences Corp. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had no operations, and incurred substantial losses during the year with negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The Critical Audit Matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates. We determined that there are no critical audit matters.

/s/ JLKZ CPA LLP

We have served as the Company’s auditor since 2022.

JLKZ CPA LLP. (PCAOB ID 6519)

Flushing, New York

January 2, 2023

F-2

TANKE BIOSCIENCES CORP. CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$41,495	$-

TOTAL ASSETS	$41,495	$-

LIABILITIES & STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$-	$-
Accrued interest	140	-
Derivative liability	98,019	-
Due to related parties	1,525	-
Notes Payable – convertible, (net of discount $43,205)	1,795	-

Total Current Liabilities	101,479	-

Stockholders' Deficit
Special 2021 Series A Preferred Stock, $0.001 par value, 1 share authorized 1 share and 0 issued and outstanding as of December 31, 2021 and 2020, respectively	-	-
Common stock 50,000,000 shares authorized, par value $0.001 each 4,912,614 shares issued and outstanding at December 31, 2021 13,324,083 shares issued and outstanding at December 31, 2020	4,913	13,324
Additional Paid-In Capital	12,891,592	12,220,181
Accumulated other comprehensive income	-	-
Accumulated deficit	(12,956,489)	(12,233,505)

Total Stockholders' Deficit	(59,984)	-

TOTAL LIABILITES & STOCKHOLDERS' DEFICIT	$41,495	$-

The accompany notes are an integral part of these financial statements.

F-3

TANKE BIOSCIENCES CORP.

STATEMENTS OF OPERATIONS

	For the Twelve Ended
	December 31,
	2021	2020
Revenue:
Sales, net	-	-

Cost of sales	-	-

Gross Profit	-	-

Operating expenses
General and administrative expenses	668,030	-

Total Operating Expenses	668,030	-

Operating Loss	$(668,030)	-

Other Income (Expense)
Interest Expense	140	-
Accretion Expense	1,795
Loss on Derivative Liability	53,019
Total Other Expense	54,954	-

Net Loss	(722,984)	-

NET COMPREHENSIVE LOSS	$(722,984)	-

BASIC AND DILUTED LOSS PER SHARE:
Net loss per common share - basic and diluted	$(0.06)	-

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	12,746,311	13,324,083

The accompany notes are an integral part of these financial statements.

F-4

TANKE BIOSCIENCES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Special 2021 Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	TOTAL

Balances - December 31, 2019	-	-	13,324,083	$13,324	$12,220,181	$(12,233,505)	-

Net Income(Loss)	-	-	-	-	-	-	-

Balances - December 31, 2020	-	-	13,324,083	$13,324	$12,220,181	$(12,233,505)	-

Issuance of Preferred Stock	1

Cancellation of common shares			(9,011,469)	$(9,011)	$9,011		-
Issuance of common stock for services			600,000	$600	$662,400		663,000
Net Income(Loss)	-	-	-	-	-	(722,984)	(722,984)

Balances - December 31, 2021	1	-	4,912,614	$4,913	$12,891,592	$(12,956,489)	$(59,984)

 The accompany notes are an integral part of these financial statements.

F-5

TANKE BIOSCIENCES CORP.
STATEMENTS OF CASH FLOWS

	For the Twelve Ended
	December 31,
	2021	2020

Cash Flows from Operating Activities:
Net income(loss)	$(722,984)	$-
Adjustments to reconcile net income(loss) to net cash used in operating activities
Loss on derivative liability	53,019	-
Accretion Expense	1,795
Stock-based transaction expense	663,000	-
Changes in assets and liabilities:	-	-
Increase in accrued liabilities	140
Increase in accrued wages to related party	1,500	-

Net Cash Used In Operating Activities	(3,530)	-

Cash Flows from Financing Activities:
Proceeds from related party	25	-
Proceeds from note payables	45,000	-
Net Cash Provided By Financing Activities	45,025	-

Foreign Currency Translation	-	-

Net Change in Cash	41,495	-

Cash and Cash Equivalents - Beginning of Year	-	-

Cash and Cash Equivalents - End of Year	$41,495	$-

The accompanying notes are an integral part of these financial statements.

F-6

TANKE BIOSCIENCES CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Tanke Bioscience Corp. (the “Company”, “we”, “us” or “our”), a Nevada corporation, has a fiscal year end of December 31 and is listed on the OTC Pink Current under the trading symbol TNBI. The Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual franchise tax from 2013 to 2020 which resulted in its Nevada charter being revoked. The Company also failed to provide adequate current public information as defined in Rule 144, promulgated under the Securities Act of 1933, and was thus subject to revocation by the Securities and Exchange Commission pursuant to Section 12(k) of the Exchange Act. In December 2020, a shareholder filed a petition for custodianship, with the District Court, Clark County, Nevada and was appointed as the custodian of the Company in January 2021. The Company’s Nevada charter was reinstated on June 4, 2021, and all required reports were filed with the State of Nevada soon after. The Company remains inactive as of the date of this report and is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933. The custodian was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying financial statements for the years ended December 31, 2021 and 2020.

Greyhound Commissary, Inc., our predecessor corporation, was organized on May 24, 1989 under the laws of the State of Idaho and was re-incorporated under the laws of the State of Nevada on November 1, 2007. In February 2011, the Company became the sole stockholder of China Flying Development Limited, a Hong Kong corporation, and changed its name to Tanke Biosciences Corporation.

On October 31, 2020, SSM Monopoly Corporation, a shareholder of the Company, served a demand to the Company, at the last address of record, to comply with the Nevada Secretary of State statues N.R.S. 78.710 and N.R.S. 78.150. On December 15, 2020, a petition was filed against the Company in the District Court of Clark County, Nevada, entitled “In the Matter of Tanke Biosciences Corporation, a Nevada corporation” under case number A-20-826434-C by SSM Monopoly Corporation, along with an Application for Appointment of Custodian, after several attempts to locate prior management and reinstate the Company’s Nevada charter that was revoked.

On January 20, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of SSM Monopoly Corporation (the “Order”), as Custodian of the Company. Pursuant to the Order, the SSM Monopoly Corporation (the “Custodian”) has the authority to take any actions on behalf of the Company, that are reasonable, prudent or for the benefit of pursuant to, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering in contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter.

On January 20, 2021, the Custodian appointed Kareem Mansour as the Company’s sole officer and director.

On January 20, 2021, the Custodian authorized one share as preferred stock and designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and are convertible into 30 million shares of common stock.

On January 20, 2021, the Custodian granted to itself, one share of preferred stock, Special 2021 Series A Preferred Stock at par value of $0.001.

On June 4, 2021, the Company filed a Certificate of Revival with the Secretary State of the State of Nevada, which reinstated the Company’s charter and appointed a new Resident Agent in Nevada.

On October 6, 2021, in a private transaction, the Custodian entered into a Securities Purchase Agreement (the “SPA”) with EROP Enterprises LLC, a company located in Georgia, to sell the Special 2021 Series A Preferred Stock. Upon closing of the SPA on October 6, 2021, EROP Enterprises LLC acquired 60% voting control of the Company.

On October 22, 2021, the Custodian appointed Steven Mills as the Company’s President, Treasurer and director. On October 22, 2021, the Custodian appointed Kareem Mansour as the Company’s Secretary. On October 22, 2021, Kareem Mansour resigned as Chief Executive Officer, Treasurer, and director of the Company.

On January 6, 2022, Nevada entered an Order of Final Discharge whereby the Custodianship was discharged. The Company was discharged of all of its obligations of abandoned assets and liabilities of the Company prior to Custodianship.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

F-7

On July 1, 2022, the Company authorized 1,000 shares as preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock (“Series B”) at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is not convertible into common shares.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

The company is currently a nonoperating holding company.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has not earned any revenues from limited principal operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Entities” as set forth in ASC 915.  Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.  All intercompany transactions have been eliminated.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations with an accumulated deficit of $12,956,489 as of December 31, 2021.  The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include demand deposits, money market funds, and all highly liquid debt instructions with original maturities of three months or less.

Financial Instruments

The FASB issued ASC 820-10, Fair Value Measurements and Disclosures, for financial assets and liabilities.  ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.  The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

-	Level 1: Quoted prices in active markets for identical assets or liabilities
-

Level 2:  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

-	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-8

Concentrations and Credit Risks

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of its cash, sales and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

The Company recognizes revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers (the “revenue standard”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligation in the contract
•	Step 5: Recognize revenue when the company satisfies a performance condition

The Company is currently a nonoperating holding company and doesn’t currently recognize any revenue.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized in the period of grant.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers.

For the years ended December 2021 and 2020, the Company issued shares for $663,000 and $0, respectively. The Company issued 600,000 common shares and no common shares during the years ended December 31, 2021 and 2020, respectively. There have been no options granted during the fiscal years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Deferred tax assets or liabilities were offset by a 100% valuation allowance, therefore there has been no recognized benefit as of December 31, 2021 and 2020, respectively.  Further it is unlikely with the change of control that the Company will have the ability to realize any future tax benefits that may exist.

Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

F-9

Earnings Per Share

Basic EPS is calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS is calculated based on the net income (loss) available to common stockholders and the weighted average number of shares of common stock outstanding during the period, adjusted for the effects of all potential dilutive common stock issuances related to options, warrants, restricted stock units and convertible preferred stock. The dilutive effect of our share-based awards and warrants is computed using the treasury stock method, which assumes all share-based awards and warrants are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares (i.e., the difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. The dilutive effect of our convertible preferred stock is computed using the if-converted method, which assumes conversion at the beginning of the year. However, when a net loss exists, no potential common stock equivalents are included in the computation of the diluted per-share amount because the computation would result in an anti-dilutive per-share amount.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share for the year ended December 31, 2021 and December 31, 2020 were as follows:

Total	December 31, 2021	December 31, 2020
Convertible debt	90,280	-
Total	90,280	-

Recent Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

NOTE 4 - INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset. According to the tax act, the U.S. statutory corporate tax rate is 21%. The Company is registered in the State of Nevada and is subject to United States of America tax law.

Deferred tax assets/liabilities were as follows as of December 31, 2021 and 2020:

Description	December 31, 2021	December 31, 2020

Net operating loss carry forward	$2,720,863	$2,569,036
Valuation allowance	(2,720,863)	(2,569,036)
Total	$-	$-

As of December 31, 2021, the Company expected no net deferred tax assets to be recognized, resulting from net operating loss carry forwards. Deferred tax assets were offset by a corresponding allowance of 100%.

The Company experienced a change in control the year ended December 31, 2021.

NOTE 5 – CONVERTIBLE NOTE PAYABLE AND DERIVATIVE LIABILITIES

On December 2, 2021, the Company and EROP Enterprises, LLC (“EROP”), a shareholder of the Company, entered into an unsecured convertible note payable for $20,000 (“Dec 2, 2021 Note”) with a conversion price of the lesser of (i) $ .50 or 70% of the lowest trade over the 5 days prior to conversion.   On December 28, 2021, the Company and EROP entered into a second Note (“Dec 28, 2021 Note”) in the amount of $25,000 under similar terms. On August 9, 2022, the Company and EROP entered into a third Note (“Aug 9 2022 Note”) in the amount of $20,000 under similar terms.

Total principal due at December 31, 2021 was $45,000 with an unamortized discount of $43,205 resulting in a balance of $1,795 at December 31, 2021. The Company had conversions of $0 in principal and $0 in accrued interest during the year ended December 31, 2021. There were no conversions during the year ended December 31, 2021 and 2020. Interest expense during the year ended December 31, 2021 and 2020 was $140 and $0, respectively.

F-10

Due to their being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options embedded in the Convertible Promissory Notes, the options are classified as derivative liabilities and recorded at fair value.

Derivative Liability:

The initial fair value of the bifurcated derivative in excess of the net proceeds from the notes payable in the amount of $43,284 was recognized as loss on derivative liability for the year ended December 31, 2021.

Estimated fair value of the derivative value for the conversion options using the Black-Scholes option-pricing model for the two notes payable was $98,019 and $0 at December 31, 2021 and 2020, respectively. For the year ended December 31, 2021 and 2020, the loss on derivative liability was $9,735 and $0, respectively.

The following table summarizes the derivative liabilities included in the balance sheet at December 31, 2021:

December 31, 2021
Beginning Balance	$-
Increase in fair market value	98,019
Ending Balance	$98,019

Convertible Notes Payable:

	December 31, 2021	December 31, 2020
Dec 2, 2021 Note	$20,000	-
Dec 28, 2021 Note	25,000	-
Subtotal	$45,000	-
Discount on Debt	(43,205)	-
Total	$1,795	-

Pursuant to ASC 815, “Derivatives and Hedging,” the Company recognized the fair value of the embedded conversion feature of all the notes. At inception, respectively, the initial fair value of the derivative liability was determined using the Black Scholes option pricing model with a quoted market price of $0.90 to $1.23, no conversions, expected volatility of 311% to 282%, no expected dividends, an expected term of one year and a risk-free interest rate of 0.0027% to 0.0039%.

During the year ended December 31, 2021 and 2020, the Company recorded amortization of debt discount of $1,795 and $0, respectively.

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, notes payable, accrued liabilities, and due to related party. Pursuant to ASC 820, the fair value of the Company's cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

F-11

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2021.

	Level 1	Level 2	Level 3	Total
Assets	$—	$—	$—	$—
Liabilities
Derivative Financial Instruments	$—	$—	$98,019	$98,019

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2020.

	Level 1	Level 2	Level 3	Total
Assets	$—	$—	$—	$—
Liabilities
Derivative Financial Instruments	$—	$—	$—	$—

NOTE 7 –RELATED PARTIES

During the year ended December 31, 2021, Mr. Mills, the Chief Executive Officer of the Company, had advanced the Company $25 for operating expenses, received $0 from the Company as repayments. These advances are due on demand, non-interest bearing, and unsecured unless further disclosed.

During the year ended December 31, 2020, Mr. Mills, the Chief Executive Officer of the Company, had advanced the Company $0 for operating expenses, received $0 from the Company as repayments. These advances are due on demand, non-interest bearing, and unsecured unless further disclosed.

Mr. Mills is entitled to a monthly salary of $1,500 starting December 2021. As of December 31, 2021 and 2020, the accrued salary payable was $1,500 and $0, respectively.

As of December 31, 2021 and 2020, the Company owed $1,525 and $0 to Mr. Mills, respectively.

NOTE 8- EQUITY

Preferred Stock

The Company has 1 and 0 shares of its Special 2021 Series A Preferred Stock issued and outstanding as of December 31, 2021 and 2020, respectively.

On January 20, 2021, the Custodian authorized one share as preferred stock and designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and are convertible into 30 million shares of common stock.

On January 20, 2021, the Custodian granted to itself, one share of preferred stock, Special 2021 Series A Preferred Stock at par value of $0.001. On October 6, 2021, the Custodian entered into a Securities Purchase Agreement with EROP Enterprises LLC for the sale and transfer of the Special 2021 Series A Preferred stock.

On July 1, 2022, the Company authorized 1,000 shares as preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is not convertible into common shares.

F-12

Common Stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. The Company has 4,912,614 and 13,324,083 issued and outstanding as of December 31, 2021 and 2020, respectively.

On December 1, 2021, the Company issued 300,000 new shares of its common stock for employment contract with its Chief Executive Officer for a value of $327,000 as stock-based compensation. The value was determined by the fair market value of the common stock on the date of the agreement.

On December 15, 2021, the Company issued 300,000 new shares of its common stock for a consulting agreement for a value of $336,000 as stock-based compensation. The value was determined by the fair market value of the common stock on the date of the agreement.

On December 7, 2021, the Company cancelled 9,011,469 shares of its common stock. The value was determined using the par value of $0.001 of the common stock.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

NOTE 9 - SUBSEQUENT EVENTS

On January 6, 2022, Nevada entered an Order of Final Discharge whereby the Custodianship was discharged. The Company was discharged of all of its obligations of abandoned assets and liabilities of the Company prior to Custodianship.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

On July 1, 2022, the Company authorized 1,000 shares as Preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock (“Series B”) at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is not convertible into common shares.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

On August 9, 2022, the Company and EROP Enterprises, LLC (“EROP”) entered into an unsecured convertible note payable for $20,000 with a conversion price of the lesser of (i) $ .40 or 80% of the lowest trade over the 5 days prior to conversion.

Management has evaluated subsequent events through the date of filing the financial statements, the date the financial statements were available to be issued. Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the Company’s financial position or results of operation

F-13

Gries & Associates, LLC

Certified Public Accountants

501 S. Cherry Street, Suite 1100

Denver, Colorado 80246

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Tanke Biosciences Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Tanke Biosciences Corp. (the “Company”) as of December 31, 2022 and the related consolidated statement of operations, statement of stockholders’ deficit, and cash flows for the year then ended, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred losses since inception of $13,054,639 and negative working capital of $88,134. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2023.

Denver, CO

PCAOB# 6778

October 30, 2023

F-14

TANKE BIOSCIENCES CORP

BALANCE SHEETS

(unaudited)

	(unaudited) December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$7,318	$41,495
TOTAL ASSETS	$7,318	$41,495

LIABILITIES & STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$-	$-
Accrued liabilities	4,489	140
Derivative liability	37,411	98,019
Due to related parties	525	1,525
Notes Payable - convertible net of discount	53,027	1,795

Total Current Liabilities	95,452	101,479

Stockholders' Deficit
Special 2021 Series A Preferred Stock, 1 shares designated issued and outstanding - 0 (December 31, 2021 - 1)	-	-
Special 2021 Series B Preferred Stock, 1,000 authorized issued and outstanding - 300 (December 31, 2021-0)	-	-
Common stock
300,000,000 shares authorized, par value $0.001 each 20,612,614 shares issued and outstanding at December 31, 2022	20,613	4,913
4,912,614 shares issued and outstanding at December 31, 2021

Additional Paid-In Capital	12,945,892	12,891,592
Accumulated other comprehensive income
Accumulated deficit	(13,054,639)	(12,954,987)

Total Stockholders' Deficit	(88,134)	(58,482)

TOTAL LIABILITES & STOCKHOLDERS' DEFICIT	$7,318	$42,997

The accompanying  notes are an integral part of these financial statements.

F-15

TANKE BIOSCIENCES CORP.

STATEMENTS OF OPERATIONS

(unaudited)

	For the Year Ended December 31,
	2022	2021
Revenue:
Sales, net	$-	$-

Cost of sales	-	-

Gross Profit	-	-

Operating expenses
Genral and administrative expenses	128,177	668,030

Total Operating Expenses	128,177	668,030

Operating Loss	$(128,177)	$(668,030)

Other Income (Expense)
Interest Expense	4,348	140
(Gain)/Loss on derivative liability	(85,608)	53,019
Accretion expense	51,233	1,795
Total Other Expense	(30,027)	54,954

Net Income(Loss)	(98,150)	(722,984)
Adjustments	-	-

NET COMPREHENSIVE LOSS	$(98,150)	$(722,984)

BASIC AND DILUTED LOSS PER SHARE:
Net loss per common share - basic and diluted	$(0.01)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	12,476,176	12,746,311

The accompanying notes are an integral part of these financial statements.

______________________________

5 The financial statements requested pursuant to this item must be prepared in accordance with US GAAP or IFRS and by persons with sufficient financial skills.

F-16

TANKE BIOSCIENCES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

(unaudited)

	Special 2021 Series A		Special 2021 Series B				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	# of Shares	Amount	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	TOTAL
Balances December 31, 2020	-	-	-	$-	13,324,083	$13,324	$12,220,181	$(12,233,505)	$-

Cancellation of common shares					(9,011,469)	$(9,011)	$9,011		$-
Issuance of common stock for services	1				600,000	$600	662,400		$663,000
Net Income (Loss)	-	-	-	-	-	-	-	(722,984)	(722,984)

Balances - December 31, 2021	1	-	-	$-	4,912,614	4,913	12,891,592	(12,956,489)	(59,984)

Exchange of Preferred for common shares	(1)	0			30,000,000	30,000	(30,000)		0
Exchange of common shares for Preferred			300	0	(15,000,000)	(15,000)	15.000		0
Issuance of common stock for services					700,000	700	69,300		70,000
Net Income (Loss)	-	-	-	-	-	-	-	(98,150)	(98,150)

Balances December 31, 2022	-	0	300	0	20,612,614	$20,613	$12,945,892	$(13,054,639)	$(88,134)

The accompanying notes are an integral part of these financial statements.

F-17

TANKE BIOSCIENCES CORP.

STATEMENTS OF CASH FLOWS

(unaudited)

	For the Year Ended
	December 31,
	2022	2021

Cash Flows from Operating Activities:
Net income (loss)	$(98,150)	$(722,984)
Adjustments to reconcile net income(loss) to net cash
used in operating activities
Gain on derivative liability	(85,608)	53,019
Stock based compensation	70,000	663,000
Accretion expense	51,233	1,795
Changes in assets and liabilities:	-	-
Increase in accrued liabilities	4,348	140
Decrease in due to related parties	(1,000)	1,500

Net Cash Used In Operating Activities	(59,177)	(3,530)

Cash Flows from Financing Activities:
Proceeds from related parties	-	25
Proceeds from note payables	25,000	45,000
Net Cash Provided By Financing Activities	25,000	45,025

Foreign Currency Translation	-	-

Net Change in Cash	(34,177)	41,495

Cash and Cash Equivalents - Beginning of Year	41,495	-

Cash and Cash Equivalents - End of Year	$7,318	$41,495

The accompanying notes are an integral part of these financial statements.

F-18

TANKE BIOSCIENCES CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2022

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Tanke Bioscience Corp. (the “Company”, “we”, “us” or “our”), a Nevada corporation, has a fiscal year end of December 31 and is listed on the OTC Pink Markets under the trading symbol TNBI. Tanke Biosciences Corp (OTC: TNBI) is an emerging diversified investment vehicle focused on participating in and acquiring interests that are leading edge in their respective market niches, and that have expectations of enhancing shareholder values. Based in Nashville, Tennessee, the Management, Advisors and the Board of the Company are currently engaged in evaluating and assessing new business opportunities.

Greyhound Commissary, Inc., our predecessor corporation, was organized on May 24, 1989 under the laws of the State of Idaho and was re-incorporated under the laws of the State of Nevada on November 1, 2007. In February 2011, the Company became the sole stockholder of China Flying Development Limited, a Hong Kong corporation, and changed its name to Tanke Biosciences Corporation.

The Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual franchise tax from 2013 to 2020 which resulted in its Nevada charter being revoked. The Company also failed to provide adequate current public information as defined in Rule 144, promulgated under the Securities Act of 1933, and was thus subject to revocation by the Securities and Exchange Commission pursuant to Section 12(k) of the Exchange Act. In December 2020, a shareholder filed a petition for custodianship, with the District Court, Clark County, Nevada and was appointed as the custodian of the Company in January 2021. The Company’s Nevada charter was reinstated on June 4, 2021, and all required reports were filed with the State of Nevada soon after. . The custodian was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying unaudited financial statements for the twelve months ended December 31, 2021 and 2020.

On October 31, 2020, SSM Monopoly Corporation, a shareholder of the Company, served a demand to the Company, at the last address of record, to comply with the Nevada Secretary of State statues N.R.S. 78.710 and N.R.S. 78.150. On December 15, 2020, a petition was filed against the Company in the District Court of Clark County, Nevada, entitled “In the Matter of Tanke Biosciences Corporation, a Nevada corporation” under case number A-20-826434-C by SSM Monopoly Corporation, along with an Application for Appointment of Custodian, after several attempts to locate prior management and reinstate the Company’s Nevada charter, which had been revoked.

On January 20, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of SSM Monopoly Corporation (the “Order”), as Custodian of the Company. Pursuant to the Order, the SSM Monopoly Corporation (the “Custodian”) has the authority to take any actions on behalf of the Company, that are reasonable, prudent or for the benefit of pursuant to, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering in contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter. Do we put in the late Dec/Jan 2022 court decision here?

On January 20, 2021, the Custodian appointed Kareem Mansour as the Company’s sole officer and director.

On January 20, 2021, the Custodian designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and is convertible into 30,000,000 shares of the Company’s common stock.

On January 20, 2021, the Custodian granted to itself, one share of preferred stock, Special 2021 Series A Preferred Stock at par value of $0.001.

On June 4, 2021, the Company filed a Certificate of Revival with the Secretary State of the State of Nevada, which reinstated the Company’s charter and appointed a new Resident Agent in Nevada.

F-19

On October 6, 2021, in a private transaction, the Custodian entered into a Securities Purchase Agreement (the “SPA”) with EROP Enterprises LLC, a company located in Georgia, to sell the 2021 Series A Preferred. Upon closing of the SPA on October 6, 2001, EROP Enterprises LLC acquired 60% voting control of the Company. However, the court appointed control still remains with the Custodian until the District Court of Clark County, Nevada discharges the custodianship and control of the Company .

On October 22, 2021, the Custodian appointed Stephen Mills as the Company’s President, Treasurer and director. On October 22, 2021, the Custodian appointed Kareem Mansour as the Company’s Secretary. On October 22, 2021, Kareem Mansour resigned as Chief Executive Officer, Treasurer, and director of the Company.

On January 6, 2022, Nevada entered an Order of Final Discharge whereby the Custodianship was discharged. The Company was discharged of all of its obligations of abandoned assets and liabilities of the Company prior to Custodianship.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

On July 1, 2022, the Company authorized 1,000 shares as preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock (“Series B”) at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is not convertible into common shares.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

The company is currently a holding company.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has not earned any revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Entities” as set forth in ASC 915. Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All intercompany transactions have been eliminated.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations with an accumulated deficit of $13,054,639 as of December 31, 2022. The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-20

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include demand deposits, money market funds, and all highly liquid debt instructions with original maturities of three months or less.

Financial Instruments

The FASB issued ASC 820-10, Fair Value Measurements and Disclosures, for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. ASC 820- 10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

-	Level 1: Quoted prices in active markets for identical assets or liabilities

-

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

-	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations and Credit Risks

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of its cash, sales and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

The Company recognizes revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers (the “revenue standard”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. The following five steps are applied to achieve that core principle:

F-21

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligation in the contract

•	Step 5: Recognize revenue when the company satisfies a performance condition

The Company is currently a nonoperating holding company and doesn’t currently recognize any revenue.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized in the period of grant.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers.

For the year ended December 31, 2022 and 2021, the Company issued shares for $0 and $0, respectively. The Company issued 0 common shares and no common shares during the year ended December 31, 2022 and 2021, respectively. There have been no options granted during the fiscal years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Deferred tax assets or liabilities were offset by a 100% valuation allowance, therefore there has been no recognized benefit as of December 31, 2022 and December 31, 2021, respectively. Further it is unlikely with the change of control that the Company will have the ability to realize any future tax benefits that may exist.

Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

F-22

Earnings Per Share

Basic EPS is calculated by dividing net income (loss) available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS is calculated based on the net income (loss) available to common stockholders and the weighted average number of shares of common stock outstanding during the period, adjusted for the effects of all potential dilutive common stock issuances related to options, warrants, restricted stock units and convertible preferred stock. The dilutive effect of our share-based awards and warrants is computed using the treasury stock method, which assumes all share- based awards and warrants are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares (i.e., the difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. The dilutive effect of our convertible preferred stock is computed using the if-converted method, which assumes conversion at the beginning of the year. However, when a net loss exists, no potential common stock equivalents are included in the computation of the diluted per-share amount because the computation would result in an anti-dilutive per- share amount.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share for the year ended December 31, 2022 and 2021 were as follows:

	December 31,	December 31,
Total	2022	2021
Convertible debt	95,357	90,000
Total	95,357	90,000

NOTE 4 - INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset. According to the tax act, the U.S. statutory corporate tax rate is 21%. The Company is registered in the State of Nevada and is subject to United States of America tax law.

Deferred tax assets/liabilities were as follows as of December 31, 2022 and December 31, 2021:

Description	December 31, 2022	December 31, 2021
Net operating loss carry forward	$2,741,474	$2,720,863
Valuation allowance	(2,741,474)	(2,720,863)
Total	$-	$-

As of December 31, 2022 and December 31, 2021, the Company expected no net deferred tax assets to be recognized, resulting from net operating loss carry forwards. Deferred tax assets were offset by a corresponding allowance of 100%.

The Company experienced a change in control during the year, and therefore no more than an insignificant portion of this net operating allowance will ever be used against future taxable income.

NOTE 5 – CONVERTIBLE NOTE PAYABLE AND DERIVATIVE LIABILITIES

On December 2, 2021, the Company and EROP Enterprises, LLC (“EROP”), a shareholder of the Company, entered into an unsecured convertible note payable for $20,000 (“Dec 2, 2021 Note”) with a conversion price of the lesser of (i) $ .50 or 70% of the lowest trade over the 5 days prior to conversion. On December 28, 2021, the Company and EROP entered into a second Note (“Dec 28, 2021 Note”) in the amount of $25,000 under similar terms. On August 9, 2022, the Company and EROP entered into a third Note (“Aug 9 2022 Note”) in the amount of $20,000 with a conversion price of the lesser of (i) $ .40 or 80% of the lowest trade over the 5 days prior to conversion. On December 21, 2022, the Company and EROP entered into a third Note (“Dec 21 2022 Note”) in the amount of $5,000 with a conversion price of the lesser of (i) $ .40 or 80% of the lowest trade over the 5 days prior to conversion.

Total principal due at December 31, 2022 was $70,000 with an unamortized discount of $16,973 resulting in a balance of $53,027 at December 31, 2022. The Company had conversions of $0 in principal and $0 in accrued interest during the year ended December 31, 2022. Total principal due at December 31, 2021 was $45,000 with an unamortized discount of $43,205 resulting in a balance of $1,795 at December 31, 2021. There were no conversions during the year ended December 31, 2021. Interest expense during the year ended December 31, 2022 and 2021 was $4,348, $140, respectively.

F-23

Due to their being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options embedded in the Convertible Promissory Notes, the options are classified as derivative liabilities and recorded at fair value.

Derivative Liability:

The initial fair value of the bifurcated derivative in excess of the net proceeds from the notes payable in the amount of $16,973 was recognized as loss on derivative liability for the year ended December 31, 2022.

The initial fair value of the bifurcated derivative in excess of the net proceeds from the notes payable in the amount of $43,284 was recognized as loss on derivative liability for the year ended December 31, 2021.

Estimated fair value of the derivative value for the conversion options using the Black-Scholes option-pricing model for the two notes payable was $37,411 and $98,019 at December 31, 2022 and December 31, 2021, respectively. For the year ended December 31, 2022, the gain on derivative liability was $85,608 and for the year ended December 31, 2021, the loss on derivative was $53,019, respectively.

The following table summarizes the derivative liabilities included in the consolidated balance sheet at December 31, 2022:

December 31,
2022
Beginning Balance	$98,019
Day one loss on fair value	29,941
Gain on change in fair value	(89,550)
Ending Balance	$37,411

Convertible Notes Payable:

	December 31, 2022	December 31, 2021
Dec 2, 2021 Note	$20,000	20,000
Dec 28, 2021 Note	25,000	25,000
Aug 9, 2022 Note	$20,000	-
Dec 21, 2022 Note	5,000	-
Subtotal	$70,000	45,000
Discount on Debt	(16,973)	(43,205)
Total	$53,027	1,795

Pursuant to ASC 815, “Derivatives and Hedging,” the Company recognized the fair value of the embedded conversion feature of all the notes. At inception, respectively, the initial fair value of the derivative liability was determined using the Black Scholes option pricing model with a quoted market price of $0.10 to $0.65, no conversions, expected volatility of 157.7% to 172.1%, no expected dividends, an expected term of one year and a risk-free interest rate of 4.73%.

During the year ended December 31, 2022 and 2021, the Company recorded amortization of debt discount of $51,232 and $1,795, respectively.

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

F-24

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and due to related party. Pursuant to ASC 820, the fair value of the Company's cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2022.

	Level 1	Level 2	Level 3	Total
Assets	$—	$—	$—	$—
Liabilities
Derivative Financial Instruments	$—	$—	$37,411	$37,411

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2021.

	Level 1	Level 2	Level 3	Total
Assets	$—	$—	$—	$—
Liabilities
Derivative Financial Instruments	$—	$—	$98,019	$98,019

NOTE 7 –RELATED PARTIES

During the year ended December 31, 2021, Mr. Mills, the Chief Executive Officer of the Company, had advanced the Company $25 for operating expenses, received $0 from the Company as repayments. These advances are due on demand, non- interest bearing, and unsecured unless further disclosed.

Mr. Mills is entitled to a monthly salary of $1,500 starting December 2021. As of December 31, 2022 and December 31, 2021, the accrued salary payable was $500 and $1,500, respectively.

As of December 31, 2022 and December 31, 2021, the Company owed $525 and $1,525 to Mr. Mills, respectively.

NOTE 8 - EQUITY

Preferred Stock

The Company has 0 and 1 shares of its Special 2021 Series A Preferred Stock issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.

On January 20, 2021, the Custodian authorized one share as preferred stock and designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and are convertible into 30 million shares of common stock.

On January 20, 2021, the Custodian granted to itself, one share of preferred stock, Special 2021 Series A Preferred Stock at par value of $0.001. On October 6, 2021, the Custodian entered into a Securities Purchase Agreement with EROP Enterprises LLC for the sale and transfer of the Special 2021 Series A Preferred stock.

F-25

On July 1, 2022, the Company authorized 1,000 shares as preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is not convertible into common shares.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

The Company has 300 and 0 shares of its Special 2021 Series B Preferred Stock issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.

Common Stock

The Company is authorized to issue 300,000,000 shares of $0.001 par value common stock. The Company has 20,612,614 and 4,912,614 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

On December 31, 2022, the Company issued 700,000 shares of its common stock to its Chief Executive Officer as stock compensation valued at $70,000 recognized upon issuance.

NOTE 9 - SUBSEQUENT EVENTS

On January 27, 2023, the Company and EROP entered into a fourth Note (“January 27 2023 Note”) in the amount of $15,000 with a conversion price of the lesser of (i) $ .40 or 80% of the lowest trade over the 5 days prior to conversion.

Management has evaluated subsequent events through the date of filing the financial statements, the date the financial statements were available to be issued. Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the Company’s financial position or results of operations.

F-26

TANKE BIOSCIENCES CORP. CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	December 31, 2023	December 31, 2022
Current Assets:
Cash	$2,656	$7,318
Total current assets	2,656	7,318

Goodwill	24,000	—
Property, net	42,500	—

Total Assets	$69,156	$7,318

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$11,000
Accrued interest	$13,286	$4,489
Derivative liability	—	37,411
Due to related parties	525	525
Convertible notes payable, net of discount	140,000	53,027
Total current liabilities	164,811	95,452

Total Liabilities	164,811	95,452

Stockholders' Deficit:
Series A Preferred stock, $0.001 par value, 1 share authorized, no shares issued and outstanding	—	—
Series B Preferred stock, $0.001 par value, 1,000 shares authorized, 300 shares issued and outstanding	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 21,112,614 and 20,612,614 shares issued and outstanding, respectively	21,113	20,613
Additional paid-in capital	13,020,392	12,945,892
Accumulated deficit	(13,137,160)	(13,054,639)
Total stockholders' deficit	(95,655)	(88,134)

Total liabilities and stockholders' deficit	$69,1561	$7,318

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-27

	For the Year Ended December 31,
	2023	2022
Operating expenses:
General and administrative	$37,612	$128,177
Contract labor	12,000	—
Officer compensation	36,050	—
Total operating expenses	85,662	128,177
Loss from operations	(85,662)	(128,177)

Other income (expense):
Interest expense	(8,797)	(4,348)
Depreciation	(8,500)
Change in fair value of derivative	67,411	85,608
Debt discount amortization	(46,973)	(51,233)
Total other income (expense)	3,141	30,027

Net Income (Loss)	$(82,521)	$(98,150)

Income (loss) per share, basic & diluted	$(0.00)	$0.01

Weighted average shares outstanding, basic & diluted	21,112,614	12,476,176

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-28

TANKE BIOSCIENCES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three and Nine Months Ended December 31, 2023 and 2022

(Unaudited)

	Series B Preferred Stock		Common Stock		Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	300	$—	20,612,614	$20,613	$12,945,892	$(13,054,639)	$(88,134)
Stock issued for acquisition	—	—	500,000	500	74,500	—	75,000
Net loss	—	—	—	—	—	(39,955)	(39,955)
Balance, March 31, 2023	300	—	21,112,614	21,113	13,020,392	(13,094,594)	(53,089)
Net loss	—	—	—	—	—	(21,432)	(21,432)
Balance, June 30, 2023	300	—	21,112,614	21,113	13,020,392	(13,116,026)	(74,521)
Net income	—	—	—	—	—	9,289	9,289
Balance, September 30, 2023	300	$—	21,112,614	$21,113	$13,020,392	$(13,106,737)	$(65,232)
Net income	—	—	—	—	—	(30,423)	(30,423)
Balance, December 31, 2023	300	$—	21,112,614	$21,113	$13,020,392	$(13,137,160)	$(95,655)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2021	1	$—	—	$—	4,912,614	$4,913	$12,891,592	$(12,956,489)	$(59,984)
Exchange of Preferred for Common Shares	(1)	—			30,000,000	30,000	(30,000)
Exchange of Common Shares for Preferred			300	—	(15,000,000)	(15,000)	15,000
Issuance of Common Shares for Services					700,000	700	69,300		70,000
Net income	—	—	—	—	—	—	—	(98,150)	(98,150)
Balance, September 30, 2022	—	$—	300	$—	20,612,614	$20,613	$12,945,892	$(13,054,639)	$(88,134)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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TANKE BIOSCIENCES CORP. STATEMENTS OF CASH FLOWS (Unaudited)
	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net Loss	$(82,521)	$(98,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in Accounts Payable	11,000
Debt discount amortization	16,973	26,233
Change in fair value of a derivative	(37,411)	(60,608)
Depreciation expense	8,500	—
Changes in Operating Assets and Liabilities:
Accrued interest	8,797	4,348
Net cash used in operating activities	(74,662)	(128,177)

Cash flows from investing activities:	—	70,000

Cash flows from financing activities:
Cash advance – related party	—	(1,000)
Proceeds from convertible debt	70,000	25,000
Net cash provided by financing activities:	70,000	24,000

Net change in cash	(4,662)	(34,177)

Cash, beginning of period	7,318	41,495

Cash, end of period	$2,656	$7,318

Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$—
Cash paid for interest	$—	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-30

TANKE BIOSCIENCES CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Tanke Bioscience Corp. (the “Company”, “TNBI” “we”, “us” or “our”), a Nevada corporation, has a fiscal year end of December 31 and is listed on the OTC Pink Markets under the trading symbol TNBI. Tanke Biosciences Corp is an emerging diversified investment vehicle currently engaged in the business of energy monitoring. The Company continues to review additional investments that are leading edge in their respective market niches, and that have expectations of enhancing shareholder values. The Company has offices in Nashville, Portugal and Denton, Texas.

On March 23, 2023, Best Energy Monitoring, LLC, a wholly owned subsidiary of TNBI, acquired the assets related to energy monitoring and the energy monitoring operations from Kalimah Unipessol LDA, a Portuguese Company. The assets acquired are utilized in the monitoring of energy consumption through the use of internet of things (IoT), big data and artificial intelligence for commercial buildings such as food retail, quick service, multi-site commercial, education, manufacturing, and hotels.

The Energy Monitoring Technology and partnership with Best.Energy™ allows TNBI the right to offer their technology to provide a solution that is more energy-efficient and more sustainable. The product offerings which we will provide will harness the power of the Internet of Things (IoT), Big Data and Artificial Intelligence (AI).

Best Energy Monitoring purchased certain of the assets owned and/or used by Seller in the operation of Seller’s energy monitoring business (the “Business”). The assets acquired include equipment, vehicles, fixtures, furniture, computer software and hardware, ongoing contracts, leases and license agreements, books and records (including vendor and customer lists and information), marketing materials, intellectual property, the Business name, domain names and web sites and goodwill, free and clear of all liens, claims and encumbrances. The assets acquired are located in Nashville, Tennessee and Portugal as well as an operational assignment of the Energy Monitoring Agreement in force in Portugal allowing Best Energy Monitoring to install the IOT and to utilize the information obtained from the monitoring in marketing the equipment to potential customers.

A client list and list of potential customers who have already agreed to purchase the equipment including contact information for customers in Kentucky, Honduras, and the United States.

A business agreement with subcontractors and electricians in Portugal and Pennsylvania who are BEST approved who have agreed to install the equipment.

The “white label rights” that allows TNBI access to all BEST equipment and services and allowing TNBI to rebrand the equipment as “TNBI” equipment with an original cost of $25,000.

All equipment associated with the monitoring business, ongoing contracts, leases and license agreements, books, and records (including vendor and customer lists and information), marketing materials and intellectual property.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the nine month period ending December 31, 2023 and not necessarily indicative of the results to be expected for the full year ending December 31, 2023.

F-31

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2023 and December 31, 2022.

Fair Value of Financial Instruments

The FASB issued ASC 820-10, Fair Value Measurements and Disclosures, for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

-	Level 1: Quoted prices in active markets for identical assets or liabilities

-

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

-	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

	Fair Value at December 31, 2023	(Level1)	(Level2)	(Level3)
Derivative liabilities	$—	$—	$—	$—

	Fair Value at December 31, 2022	(Level1)	(Level2)	(Level 3)
Derivative liabilities	$37,411	$—	$—	$37,411

Earnings Per Share

Under ASC 260 “Earnings Per Share,” the Company presents basic and diluted earnings (loss) per-share (“EPS”) amounts on the face of the statements of operations. Basic EPS is computed by dividing income (loss) available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. As of December 31, 2023, there are 1,250,000 potentially dilutive shares of common stock from convertible notes payable. Potentially diluted shares are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

F-32

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations with an accumulated deficit of $13,137,160 as of December 31, 2023. The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 –ACQUISITION

On March 24, 2023, the Company acquired Kalimah Unipessol LDA (“Kalimah”), a Portugal Limited Liability Company engaged in energy monitoring for $5,000 in cash and the issuance of 500,000 shares of its common stock. The Company acquired $51,000 in equipment and $29,000 in goodwill.

NOTE 5 – CONVERTIBLE NOTE PAYABLE AND DERIVATIVE LIABILITIES

During the quarter ended June 30, 2023, the Company accepted an offer from its largest debt holder to revise certain provisions of its existing Convertible Notes in Tanke Biosciences Corp. Specifically, EROP has agreed to lower the redemption premium on all notes to 12.5% and eliminate the variable conversion feature. In exchange for the elimination of the variable conversion feature, both parties agreed to lowering the fixed conversion price on certain notes to $0.10.

On December 3, 2021, the Company and EROP Enterprises, LLC (“EROP”), entered into a secured convertible notes payable for

$20,000 with a conversion price of the lesser of (i) $0.50 or 70% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the maturity on the Note was extended to December 31, 2023, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On December 28, 2021, the Company and EROP entered into a second Note in the amount of $25,000 under similar terms. During the June 2023 Quarter, the maturity on the Note was extended to December 31, 2023, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On August 8, 2022, the Company and EROP entered into a third Note in the amount of $20,000 with a conversion price of the lesser of

(i) $0.40 or 80% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the maturity on the Note was extended to December 31, 2023, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On December 21, 2022, the Company issued a $ 5,000 convertible Note to EROP Enterprises with a conversion price of the lesser of (i)

$0.40 or 80% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On February 13, 2023, the Company and EROP entered into a third Note in the amount of $10,000 with a conversion price of the lesser of (i) $0.20 or 80% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On March 21, 2023, the Company and EROP entered into a third Note in the amount of $10,000 with a conversion price of the lesser of

(i) $0.15 or 80% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On March 30, 2023, the Company and EROP entered into a third Note in the amount of $10,000 with a conversion price of the lesser of

(i) $0.15 or 80% of the lowest trade over the 5 days prior to conversion. During the June 2023 Quarter, the fixed conversion price was lowered to $0.10, and the variable conversion price was eliminated.

On June 14, 2023, the Company issued a $ 25,000 convertible Note to EROP Enterprises with a conversion price of $0.10.

On December 20, 2023, the Company issued a $ 15,000 Convertible Note to EROP Enterprises with a conversion price of $.10

F-33

A summary of the Convertible Notes Payable as of December 31, 2023:

Date of Note	December 31, 2022	Additions	December 31, 2023
December 2, 2021	$20,000	$—	$20,000
December 28, 2021	$25,000	$—	$25,000
August 9, 2022	$20,000	$—	$20,000
December 21, 2022	$5,000	$—	$5,000
February 13, 2023	$—	$10,000	$10,000
March 21, 2023	$—	$10,000	$10,000
March 30, 2023	$—	$10,000	$10,000
June 14, 2023	$—	$25,000	$25,000
December 20, 2023		$15,000	$15,000
Subtotal	$70,000	$70,000	$140,000
Less Debt Discount	$(16,973)	$—	$—
Total	$(53,027)	$70,000	$140,000

NOTE 6 – RELATED PARTY TRANSACTIONS

Mr. Mills is entitled to a monthly salary of $1,500 starting December 2021. As of December 31, 2023 and December 31, 2022, the accrued salary payable was $525 and $525, respectively. Mrs. Currier is entitled to a monthly salary of $ 1,000.

NOTE 7 - EQUITY

Preferred Stock

On January 20, 2021, the Custodian authorized one share as preferred stock and designated one share of preferred stock as Special 2021 Series A Preferred Stock at par value of $0.001. The 2021 Series A Preferred has 60% voting rights over all classes of stock and are convertible into 30 million shares of common stock.

On January 20, 2021, the Custodian granted to itself, one share of preferred stock, Special 2021 Series A Preferred Stock at par value of

$0.001. On October 6, 2021, the Custodian entered into a Securities Purchase Agreement with EROP Enterprises LLC for the sale and transfer of the Special 2021 Series A Preferred stock.

On July 1, 2022, the Company authorized 1,000 shares as preferred stock with a par value of $0.001 and designated 300 shares of preferred stock as Special 2021 Series B Preferred Stock at a par value of $0.001. The Special 2021 Series B Preferred has 60% voting rights over all classes of stock and is convertible into 15,000,000 common shares.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

The Company has 300 and 0 shares of its Special 2021 Series B Preferred Stock issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.

The Company had no shares of its Special 2021 Series A Preferred Stock issued and outstanding as of December 31, 2023 and December 31, 2022.

F-34

Common Stock

The Company is authorized to issue 300,000,000 shares of $0.001 par value common stock. The Company has 21,112,614 and 4,912,614 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.

On July 1, 2022, the Company accepted the offer of EROP Enterprises, the owner of the 1 Share of Special 2021 Preferred Series A, to convert the 1 Share of Special 2021 Series A Preferred into 30,000,000 shares of common stock as outlined in the Bylaws and to exchange 15,000,000 shares of the common shares for 300 Shares of the newly designated Special 2021 Series B Preferred Stock.

On April 26, 2022, the Company increased its authorized common stock from 50,000,000 to 300,000,000.

On December 31, 2022, the Company issued 700,000 shares of its common stock to its Chief Executive Officer as stock compensation valued at $70,000 recognized upon issuance.

On March 24, 2023, the Company issued 500,000 shares of its common stock to Kalimah Unipessol LDA for an acquisition at a valuation of $75,000.

NOTE 8 - SUBSEQUENT EVENTS

Entry into a Material Definitive Agreement.

Through a series of Stock Purchase Agreements (the “Purchase Agreements''), EROP Enterprises, LLC (the Seller), the majority shareholder of registrant, Tanke Biosciences Corp, (“TNBI”), sold a total of 12,900,000 shares of TNBI’s common stock and 300 Shares of Series B Preferred for a total purchase price of Three Hundred Fifty Five Thousand Dollars ($355,000). There were two purchasers of over 10% of the issued and outstanding shares of TNBI’s capital stock following these sales, Brand Craft Holdings, LCC which owns 21.55% of the issued and outstanding shares of TNBI’s common stock and Aquaman LLC which owns 11.36% of the issued and outstanding shares of TNBI's common stock and 100% of the issued and outstanding shares of preferred stock.

With the transfer of shares, there will be a change of management forthcoming.

F-35